UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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COMPUTER SCIENCES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Computer Sciences Corporation

Dear Fellow CSC Stockholder:

You are cordially invited to join CSC’s Board of Directors and senior leadership at our 2015 Annual Meeting of Stockholders to be held on August 14, 2015. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting.

As stewards of your Company, the Board is focused on achieving long-term performance and creating value for our stockholders through prudent execution of business strategies, risk management, strong corporate governance, and top quality talent and succession planning. Fiscal 2015 saw the continuation of a multi-year effort to re-align the Company to capitalize on historic changes in the marketplace, return the Company to a path of sustained profitability, and to become a global leader of next generation information technology services and solutions. In Fiscal 2015, the Company realized strong growth in our Commercial next-generation offerings, produced earnings growth and healthy cash flow, and returned significant capital to shareholders in the form of share repurchases and dividends. These actions among others contributed to a solid foundation for the Company’s current and long-term success.

In this regard, on May 19, 2015 CSC announced that our Board of Directors has unanimously approved a plan to transform CSC into two market-leading, publicly traded pure-play companies. One will serve commercial and government clients globally, and one will serve public sector clients in the United States. Concurrent with this separation, CSC intends to pay a special cash dividend to shareholders of $10.50 per share at closing, which we expect to occur this October, subject to regulatory approvals. The separation is intended to qualify as a tax-free transaction to CSC shareholders, and immediately following the transaction shareholders will own shares of both CSC Global Commercial and CSC US Public Sector. We believe both companies will be well-positioned to grow and to lead in their segments, and will create a compelling value proposition for CSC customers, employees, partners, and investors.

The Company’s compensation program provides an appropriate mix of elements to incentivize our executives to turn the business around and to foster a performance-based culture. We made significant changes to our executive compensation program to better align the mix of compensation with profitability and stockholder value. We revised the 2015 compensation program to reward achievement of annual, long-term and strategic goals, such as growing revenues, operating income and cash flow and improving client satisfaction. More information about these changes is contained in the Compensation Discussion and Analysis section of this Proxy Statement.

Stockholders are key participants in the governance of the Company. For this reason, we continually seek to communicate with our stockholders and seek your perspective. Since joining the Company in March 2012, Mike Lawrie has regularly met with investors representing a substantial portion of our investor base to understand their perspectives.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

I am pleased to announce two new nominees for election to the Board at the Annual Meeting. Sachin Lawande and Mark Foster have the qualifications and experience that will enhance the skill set and quality of the Board. More information about our new nominees is provided in Proposal 1.

I would like to thank our CSC employees for their hard work and dedication to the Company’s transformation. Finally, I would like to thank you for being a stockholder and for the trust you have placed in CSC. We value your support. We encourage you to share your opinions, interests and concerns, and invite you to write to us with your reactions and suggestions to the Corporate Secretary, CSC, 3170 Fairview Park Drive, Falls Church, VA 22042.

Sincerely,
Rodney F. Chase

Chairman of the Board of Directors

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Computer Sciences Corporation

Notice of 2015 Annual Meeting of Stockholders

Friday, August 14, 2015
10:00 a.m., Eastern Time
Executive Briefing Center, 3170 Fairview Park Drive, Falls Church, Virginia 22042

The 2015 Annual Meeting of Stockholders will be held on Friday, August 14, 2015, at 10:00 a.m., Eastern Time, at the headquarters of the Company, 3170 Fairview Park Drive, Falls Church, Virginia 22042. The purpose of the meeting is to vote on:

1.	the election of the ten director-nominees named in the attached proxy statement as directors of CSC;

2.	the approval, by non-binding vote, of the Company’s executive compensation;

3.	the ratification of the appointment of independent auditors for fiscal 2016; and

4.	such other business as may properly come before the meeting.

Only stockholders of record at the close of business on June 15, 2015, will be entitled to vote at the meeting and any postponements or adjournments thereof.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and vote as soon as possible. Information on how to vote is contained in this proxy statement. In addition, voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

By Order of the Board of Directors,

William L. Deckelman, Jr.
Executive Vice President, General Counsel & Secretary

Falls Church, Virginia
June 26, 2015

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders		Meeting Agenda

Meeting Date:	August 14, 2015
●Election of ten directors

●Advisory vote to approve executive compensation

●Ratification of Deloitte & Touche LLP as our independent auditor for fiscal year 2016

●Such other business that may properly come before the meeting

Meeting Time:	10:00 a.m., Eastern Time

Admission to Meeting:	Proof of share ownership will be required to enter the CSC Annual Meeting.

Record Date:	June 15, 2015

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting matters and vote recommendation

Matter		Vote Recommendation
Management Proposals
1.	Election of directors	FOR each nominee
2.	Advisory vote to approve executive compensation	FOR
3.	Ratification of Deloitte & Touche LLP as our independent auditor for fiscal year 2016	FOR

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Our Director Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

		Director		Other Public	Committee Memberships
Name	Age	Since	Independent	Boards	AC	CC	NCG	EC
David J. Barram	71	2004	•	0	M		C	M
Erik Brynjolfsson	53	2010	•	0		M	M
Rodney F. Chase	72	2001	•	3	EO	EO	EO	M
Bruce B. Churchill	57	2014	•	0	M		M
Mark Foster	55	Nominee	•	1
Nancy Killefer	61	2013	•	2		C
Sachin Lawande	48	2015	•	0		M
J. Michael Lawrie	62	2012		0				C
Brian P. MacDonald	49	2013	•	1	C		M
Sean O’Keefe	59	2014	•	0		M

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCG	Nominating Corporate Governance Committee	EO	Ex-Officio Member
EC	Executive Committee

Attendance

Each director nominee who is a current director attended at least 75% of the aggregate of all meetings of the Board held during the fiscal year ended April 3, 2015 (“Fiscal Year 2015” or “Fiscal 2015”).

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

STOCKHOLDER RETURN AND FISCAL 2015 COMPENSATION

CSC’s Total Shareholder Return (“TSR”) was 10% in Fiscal 2015. Our three-year TSR (overlapping with Mr. Lawrie’s tenure as CEO) is 130%. Compensation to our executive officers reflects this performance, as well as other achievements in the Company’s ongoing transformation.

The table below shows our cumulative total shareholder return from the start of Fiscal 2013 to the last day of each of the fiscal years shown below:

Say-on-Pay Vote

We are asking stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. In evaluating this Say-on-Pay proposal, we recommend you review our Compensation Discussion and Analysis, which discusses the compensation policies and practices underlying our executive compensation program and how pay is aligned with our performance, along with the tables that follow.

The Company’s executive compensation programs for Fiscal 2015 were designed to support the continuation of the Company’s transformation. The success of these actions can be seen in the Company’s 130% three-year TSR (Fiscal 2013-Fiscal 2015) which overlaps with Mr. Lawrie’s tenure as CEO. Our three-year TSR of 130% led both the S&P 500 (56%) and the S&P North American Technology Services Index (74%) for the same period. We believe our compensation design contributes directly to the Company’s success by motivating and rewarding an exceptional management team and continuing to successfully accomplish the following:

●Encourage a performance-based culture driven by our CLEAR (Client-focused, Leadership, Execution excellence, Aspiration and Results) values;
●Base short-term and long-term incentive compensation on company-wide achievement and individual performance goals; and
●Align the interests of the executives with those of our stockholders.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Ratification of Independent Auditors

At the 2015 Annual Meeting of Stockholders, stockholders will be asked to consider and to vote upon the ratification of the appointment of Deloitte & Touche LLP as CSC’s independent auditors for Fiscal 2016. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

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ii	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Computer Sciences Corporation

3170 Fairview Park Drive
Falls Church, Virginia 22042

June 26, 2015

PROXY STATEMENT

We are providing these proxy materials in connection with the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Computer Sciences Corporation (“CSC” or the “Company” and sometimes referred to with the pronouns “we”, “us” and “our”). The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement, any accompanying proxy card or voting instruction card and our 2015 Annual Report to Stockholders (“2015 Annual Report”), which includes our 2015 Annual Report on Form 10-K, were first made available to stockholders on or about June 26, 2015. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

We are delivering proxy materials for the Annual Meeting under the United States Securities and Exchange Commission’s “Notice and Access” rules. These rules permit us to furnish proxy materials, including this proxy statement and our 2015 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders received the Notice, which provides instructions on how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. More information about Notice and Access is set forth in “Questions and Answers about the Annual Meeting and Voting.”

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Who is soliciting my vote?

The Board of Directors of CSC (sometimes referred to herein as the “Board”) is soliciting your vote at the 2015 Annual Meeting.

2.	When will the meeting take place?

The Annual Meeting will be held on Friday, August 14, 2015 at 10:00 a.m., Eastern Time, at the headquarters of the Company, 3170 Fairview Park Drive, Falls Church, Virginia 22042.

3.	What is the purpose of the Annual Meeting?

You will be voting on:

●	the election of each of the ten director-nominees as directors of CSC;

●	the approval, by non-binding vote, of the Company’s executive compensation;

●	the ratification of the selection of Deloitte & Touche LLP as our auditors for the fiscal year ending April 1, 2016 (“Fiscal 2016”); and

●	any other business that may properly come before the meeting.

4.	What are the Board of Directors’ recommendations?

The Board recommends a vote:

1.	for the election of each of the ten nominees for director;

2.	for the approval, on an advisory basis, of the Company’s executive compensation; and

3.	for the ratification of the selection of Deloitte & Touche LLP as our auditors for Fiscal 2016.

5.	Who is entitled to vote at the Annual Meeting?

The Board of Directors set June 15, 2015 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned CSC common stock at the close of business on June 15, 2015 may attend and vote at the Annual Meeting and any postponements or adjournments thereof.

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6.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

Under the “Notice and Access” rules of the United States Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2015 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may vote your shares on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

7.	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by (i) Internet, (ii) telephone, (iii) requesting and returning a paper proxy card or voting instruction card, or (iv) submitting a ballot in person at the meeting.

8.	Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

If you previously elected to access proxy materials over the Internet, you will not receive a Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. See http://www.icsdelivery.com/csc to request complete electronic delivery. Enrollment for electronic delivery is effective until cancelled.

9.	How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the Record Date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

10.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	3

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically or by telephone or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

11.	How many votes must be present to hold the Annual Meeting?

A majority of our issued and outstanding shares entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

As of the Record Date there were 137,851,290 shares of CSC common stock outstanding.

12.	How many votes are required to elect directors and adopt the other proposals?

Proposal 1 – Election of Directors. Directors are elected by a majority vote in uncontested elections. Therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of “FOR” votes must exceed the number of “AGAINST” votes). Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” any nominee; therefore, they will have no effect on the outcome of the vote on this proposal. In accordance with the Company’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. Within 30 days following the certification of the stockholder vote, the Nominating/Corporate Governance Committee will make a recommendation to the Board of Directors as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board of Directors will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.

Proposal 2 – Advisory Vote on Executive Compensation. This proposal, which is non-binding, requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Proposal 3 – Ratification of Independent Auditors. This proposal requires an affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

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13.	What if I don’t give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

●	Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or
●	Return a signed proxy card but do not indicate how you wish to vote,

then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner, and instructions are not given. Broker non-votes are considered present at the Annual Meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining the existence of a quorum, but are not counted for purposes of determining whether a matter has been approved. Thus, broker non-votes will not affect the outcome of the election of directors, and the approval of the Company’s executive compensation, both of which are non-routine proposals.

If you provide instructions, your broker will vote your street name shares at the Annual Meeting with respect to (i) the election of directors and (ii) approval of the Company’s executive compensation. Therefore, you should instruct your broker how to vote. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange, your broker will not be authorized to vote your street name shares with respect to any proposal other than the ratification of the independent registered public accounting firm.

Participants in the Matched Asset Plan (MAP). If you participate in the MAP, you will receive a voting instruction form for all shares you may vote under the plan. Under the terms of the MAP, the MAP trustee votes all shares held in the CSC Stock Fund, but each participant in the MAP may direct the trustee how to vote the shares of Company common stock allocated to his or her account. The MAP trustee will vote all unallocated shares of common stock held by the MAP and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions. The deadline for returning your voting instructions to the MAP trustee is 11:59 p.m., Eastern Time, on August 11, 2015.

Confidentiality of voting instructions. Your voting instructions to the MAP Trustee will be completely confidential. In no event will your voting instructions be reported to CSC.

14.	Can I change my vote after I voted?

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Corporate Secretary of CSC, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	5

15.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction cards you receive.

16.	Are there other matters to be acted upon at the meeting?

The Company does not know of any matter to be presented at the Annual Meeting other than those described in this proxy statement. If, however, other matters are properly presented for action at the Annual Meeting, the proxy holders named in the proxy will have the discretion to vote on such matters in accordance with their best judgment.

17.	Who is paying for the solicitation of proxies?

CSC is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may, without any compensation other than the compensation they receive in their capacities as officers and employees, solicit proxies personally or by telephone, facsimile, e-mail or further mailings. We will, upon request, reimburse brokerage firms and others for their reasonable expense in forwarding proxy materials to beneficial owners of CSC stock. We have engaged the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, with respect to proxy soliciting matters at an expected cost of approximately $10,000 not including incidental expenses.

18.	What if I have any questions about voting, electronic delivery or Internet voting?

Questions regarding voting, electronic delivery or Internet voting should be directed to Investor Relations at 800.542.3070 or e-mail address, investorrelations@csc.com.

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HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on August 13, 2015.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to CSC, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, by telephone or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

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CORPORATE GOVERNANCE

CSC is committed to maintaining the highest standards of corporate governance, which we believe is essential for sustained success and long-term stockholder value. In light of this goal, the Board oversees, counsels and directs management in the long-term interests of the Company and our stockholders. The Board’s responsibilities include, but are not limited to:

●	overseeing the management of our business and the assessment of our business risks;
●	overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics;
●	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions; and
●	overseeing our talent management and succession planning.

The Board discharges its responsibilities through regularly scheduled meetings as well as telephonic meetings, action by written consent and other communications with management as appropriate. CSC expects directors to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of the Company’s stockholders at which they are standing for election or re-election as directors. During Fiscal 2015, the Board held 11 meetings of the full Board. During Fiscal 2015, the Audit Committee held 9 meetings, the Compensation Committee held 8 meetings, the Nominating/Corporate Governance Committee held 6 meetings and the Executive Committee did not hold any meetings. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he or she served during Fiscal 2015. Each of the directors then serving attended the 2014 Annual Meeting of Stockholders other than Sean O’Keefe.

Governance is a continuing focus at CSC, starting with the Board and extending to all employees. We solicit feedback from our stockholders on governance and executive compensation practices and engage in discussions with various groups and individuals on governance issues and improvements. In this section, we describe some of our key governance policies and practices.

Corporate Governance Guidelines

The Board has long adhered to governance principles designed to assure excellence in the execution of its duties and regularly reviews the Company’s governance policies and practices. These principles are outlined in CSC’s Corporate Governance Guidelines (the “Guidelines”), which, in conjunction with our Amended and Restated Articles of Incorporation (“Articles of Incorporation”), Amended and Restated Bylaws (“Bylaws”), Code of Business Conduct (“Code of Conduct”), Board committee charters and related policies, form the framework for the effective governance of CSC.

The full text of the Guidelines, the charters for each of the Board committees, the Code of Conduct, the Equity Grant Policy, the Related Party Transactions Policy and Clawback Policy are available on CSC’s Website, www.csc.com, under “Corporate Governance.” These materials are also available in print to any person, without charge, upon request, by calling 800.542.3070 or writing to:

Investor Relations
CSC
3170 Fairview Park Drive
Falls Church, Virginia 22042

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Board Leadership Structure

Mr. Rodney F. Chase serves as the Chairman of our Board of Directors. Our independent directors determined that it is in the best interests of the stockholders of the Company to separate the roles of Chairman and CEO after thoughtful and rigorous consideration of its governance structure. Separating the roles of Chairman and CEO creates clear and unambiguous lines of authority. This strong counter balancing structure allows the Board to focus on corporate governance and oversight and the CEO to focus on the Company’s business.

Board Leadership Structure
●	Separation of Chairman and CEO roles
●	Non-executive Chairman of the Board, Rodney F. Chase
●	Strong committee Chairs
●	Active engagement by all nine directors serving prior to the annual meeting, including 8 independent directors

The Board believes that this structure provides effective oversight of management.

CSC’s governance processes include executive sessions of the independent directors before and after every Board meeting, annual evaluations by the independent directors of the CEO’s performance, succession planning, annual Board and committee self assessments and the various governance processes contained in the Guidelines and the Board committee charters.

Director Independence

Independent Directors. The Board assesses the independence of our directors and examines the nature and extent of any relations between the Company and our directors, their families and their affiliates. The Guidelines provide that a director is “independent” if he or she satisfies the New York Stock Exchange (“NYSE”) requirements for director independence (as set forth in Appendix A to this proxy statement) and the Board of Directors affirmatively determines that the director has no material relationship with CSC (either directly, or as a partner, stockholder or officer of an organization that has a relationship with CSC). In Fiscal 2015, the Board determined that, with the exception of our CEO, each of the remaining seven directors – David J. Barram, Erik Brynjolfsson, Rodney F. Chase, Bruce B. Churchill, Nancy Killefer, Brian MacDonald and Sean O’Keefe – is independent. In addition, Sachin Lawande and Mark Foster are independent.

Independent Director Meetings. The non-management directors regularly meet in executive session prior to the commencement and/or after the conclusion of each regularly scheduled Board meeting, and meet at such additional times as they may determine.

Committee Independence Requirements. All members serving on the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent as defined by the Guidelines. In addition, Audit Committee members must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and each Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to compensation committees, be a “non-employee director” pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	9

Oversight of Risk Management

We believe our Board leadership structure supports a risk-management process in which senior management is responsible for our day-to-day risk-management processes and the Board provides oversight of our risk management. As part of its oversight responsibility, the Board oversees and maintains the Company’s governance and compliance processes and procedures to promote high standards of responsibility, ethics and integrity.

Management Role. In order for the Company to identify and mitigate the Company’s risk exposures, the Company has established an Enterprise Risk Management (“ERM”) function to (i) identify risks in the strategic, operational, financial reporting and compliance domains, for the Company as a whole, as well as for each operating unit, and (ii) evaluate the effectiveness of existing mitigation strategies. The ERM function reports to the Chief Financial Officer (“CFO”), and coordinates and reviews assessments of internal processes and controls for ongoing compliance with internal policies and legal regulatory requirements. The ERM function periodically reports potential areas of risk to the Board and its committees.

During Fiscal 2014, CSC centralized ownership of our enterprise risk, issue, and opportunity management framework under a single executive owner. In Fiscal 2015, we deployed consistent processes, definitions, and tools to proactively address operational, financial, compliance and strategic risks, issues, and opportunities.

Board Role. The Board has overall responsibility for oversight of risk and assesses our strategic and operational risks throughout the year on an ongoing basis. Members of senior management regularly report on the opportunities and risks faced by the Company in the markets in which the Company conducts business.

Committee Role. In fulfilling its oversight role, the Board delegates certain risk management oversight responsibility to the Board’s committees. The committees meet regularly and report any significant issues and recommendations discussed during the committee meetings to the Board. Specifically, each committee fulfills the following oversight roles:

●

The Audit Committee oversees risks related to accounting, financial reporting processes and internal controls of the Company as well as reviews the Company’s policies and practices with respect to risk assessment and risk management. During the Audit Committee review, the Committee discusses the Company’s major risk exposures and the steps that have been taken to monitor and control such exposures with management and meets separately with management, internal auditors and independent auditors. The Audit Committee reports the results of its review to the Board.

●

The Compensation Committee monitors the risks associated with succession planning and leadership development as well as compensation plans, including evaluating the effect that the Company’s executive and sales compensation plans may have on decision making.

●

The Nominating/Corporate Governance Committee monitors the risks related to the Company’s governance structure and process. The Nominating/Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance. The Nominating/Corporate Governance Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance. These tasks are accomplished in part through our annual Board evaluation.

10	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Compensation and Risk

During Fiscal 2015, CSC management reviewed its executive and non-executive compensation programs and determined that none of its compensation programs encourages or creates unnecessary risk taking, and none is reasonably likely to have a material adverse effect on the Company. In conducting this assessment, CSC inventoried its executive and non-executive plans and programs and analyzed the components and design features of these programs in the context of risk mitigation. A summary of the findings of the assessment was provided to the Compensation Committee and the Board. Overall, CSC concluded that (1) CSC’s executive compensation programs provide a mix of awards with performance criteria and design features that mitigate excessive risk taking; (2) non-executive employee (non-sales) arrangements are primarily fixed compensation (salary and benefits) with limited incentive opportunity and do not encourage excessive risk taking; and (3) sales force incentive compensation plans moderate risk by using metrics that focus on driving sales growth, but not at the expense of profitability. CSC also considered its robust executive stock ownership guidelines, clawback policy and anti-hedging policy as risk mitigating features of its executive compensation program. In particular, during Fiscal 2015 CSC revised its executive stock ownership guidelines to encourage faster compliance by changing from a static to a scaled retention requirement for shares acquired through equity incentive awards, as further discussed in the Compensation Discussion and Analysis below.

Equity Ownership Guidelines

Under stock ownership guidelines adopted by the Board, Board members, other than the CEO, have an equity ownership requirement of five times their annual retainer to be achieved over a three-year period. Restricted stock units, as well as directly held shares, are taken into account for purposes of determining whether requirements have been met. Stock ownership guidelines for the executive officers, including the CEO, are described under “Compensation Discussion and Analysis — Additional Compensation Policies — Equity Ownership Guidelines.”

Talent Management and Succession Planning

The Company’s Compensation Committee and Board are actively engaged and involved in succession planning and talent management and they engage annually in a review of succession plans in August. The annual review focuses on emerging talent and key positions at the executive officer and operating unit leadership level that are important to the execution of the Company’s strategic priorities and are critical to achieving the Company’s business goals. The Compensation Committee is also updated on issues relating to the overall workforce such as diversity, health and welfare benefits, performance management, turnover, attrition and engagement.

Director Education

The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors. All new directors attend orientation training soon after being elected to the Board. Also, the Board encourages attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally-offered programs.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	11

Oversight of Related Party Transactions

The Company has adopted a written policy requiring the approval of the Nominating/Corporate Governance Committee of all transactions in excess of $120,000 between the Company and any related person (“Interested Transactions”). For the purposes of this policy, a related person is any person who was in any of the following categories at any time during Fiscal 2015:

●	A director or executive officer of the Company;
●	Any nominee for director;
●

Any immediate family member of a director or executive officer, or of any nominee for director. Immediate family members are any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director; and

●	Any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:
○	Any beneficial owner of more than 5% of the Company’s common stock; or
○

Any immediate family member of any such beneficial owner, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder, and any person (other than a tenant or employee) sharing the household of such security holder.

A transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

In determining whether to approve an interested transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Nominating/Corporate Governance Committee.

There have been no transactions since March 29, 2014 (i.e., the first day of Fiscal 2015), nor are there any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, which required the approval of the Nominating/Corporate Governance Committee under the Company’s interested transaction policy or in which any related person had, has or will have a direct or indirect material interest and which is required to be disclosed under applicable SEC rules.

12	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Code of Ethics and Standards of Conduct

CSC is committed to high standards of ethical conduct and professionalism, and our Code of Conduct confirms our commitment to ethical behavior in the conduct of all CSC activities and reflects our CLEAR values. The Code of Conduct applies to all directors, all officers (including our CEO, CFO and Principal Accounting Officer (“PAO”)) and employees of CSC and it sets forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of CSC and customer property and providing a proper and professional work environment. We maintain a worldwide toll-free and internet-based helpline, the CSC OpenLine, which employees can use to communicate any ethics-related concerns, and we provide training on ethics and compliance topics for all employees. The CSC OpenLine is administered by a third-party provider. The ethics and compliance function resides in the Ethics and Compliance Office and is managed by CSC’s Chief Ethics and Compliance Officer.

In Fiscal 2015, there were no waivers of any provisions of the Code of Conduct for the CEO, CFO or PAO. In the event the Company amends or waives any provision of the Code of Conduct applicable to our CEO, CFO and PAO that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K promulgated under the Exchange Act, the Company intends to disclose these actions on the Company website.

Board Diversity

The Company’s policy on Board diversity is set forth in the Guidelines, which provide that Board membership should reflect diversity in many respects, by including, for example, persons diverse in geography, gender and ethnicity. In addition, the Nominating/Corporate Governance Committee seeks to maintain a mix of individuals who possess experience in the sectors in which the Company operates, such as international business, technology, health care, government service and public policy, as well as those having backgrounds as executives in operations, finance, accounting, marketing and sales. The Nominating/Corporate Governance Committee deems this policy to be effective.

Mandatory Retirement of Directors

Under our Bylaws, directors must retire by the close of the first annual meeting of stockholders held after they reach age 72, unless the Board determines that it is in the best interests of CSC and its stockholders for the director to continue to serve until the close of a subsequent annual meeting. The Board determined upon recommendation of the Nominating/Corporate Governance Committee that it is in the best interests of the Company for Mr. Chase to continue to serve until the 2016 Annual Meeting.

Resignation of Employee Directors

Under the Guidelines, the CEO must offer to resign from the Board when he or she ceases to be a CSC employee.

Communicating with the Board or the Chairman

Stockholders and other interested parties may communicate with the Board, individual directors, the non-management directors as a group, or with the non-executive Chairman, by writing in care of the Corporate Secretary, Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042. The Corporate Secretary reviews all submissions and forwards to members of the Board all appropriate communications that in his judgment are not offensive or otherwise objectionable and do not constitute commercial solicitations.

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BOARD STRUCTURE AND COMMITTEE COMPOSITION

As of the date of this proxy statement, the Board has nine directors and four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee.

Each director serving on the Audit Committee, Compensation Committee or Nominating/Corporate Governance Committee must be independent. A majority of the members of the Executive Committee must be independent. In addition:

●

Each Audit Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and must be financially literate. No member of the Audit Committee may simultaneously serve on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the member’s ability to effectively serve on the Audit Committee. Three members of the Audit Committee serve on no other public company audit committee and one ex-officio member serves on two other public company audit committees. The Board has determined that such simultaneous service does not impair the ability of the ex-officio member of the Audit Committee who serves on the other public company audit committees to effectively serve in his CSC Audit Committee role.

●	Messrs. Barram, MacDonald and Churchill each qualifies as an “audit committee financial expert”, for purposes of the rules of the SEC, and all members of the Committee are financially literate.
●

Each Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and SEC relating to compensation committees, be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board has determined that each committee member satisfies all applicable requirements for membership on that committee.

●	The current committee membership, the number of meetings during the last fiscal year and the function of each of the standing committees are described below.

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Audit Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2015 Meetings
Audit	Brian P. MacDonald (Chairman) David J. Barram Rodney F. Chase, ex-officio Bruce B. Churchill
➢ Oversees financial reporting, accounting, control and compliance matters.
➢ Appoints and evaluates the independent auditor.
➢ Reviews with the internal and independent auditors the scope, results and adequacy of their audits and effectiveness of internal controls.
➢ Reviews material financial disclosures.
➢ Pre-approves all audit and permitted non-audit services.
➢ Annually reviews the Company’s compliance programs and receives regular updates about compliance matters.
➢ Annually reviews the Company’s disclosure controls and procedures.
➢ Reviews, and makes recommendations to the Board about related person transactions.
9

Anyone with questions or complaints regarding accounting, internal accounting controls or auditing matters may communicate them to the Audit Committee by calling CSC’s Open Line available at http://www.cscopenline.ethicspoint.com. Calls may be confidential or anonymous. All such questions and complaints will be forwarded to the Audit Committee for its review and will be simultaneously reviewed and addressed under the direction of the Head of Internal Audit. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern communicated to it. The Code of Conduct prohibits retaliation against CSC employees for any report or communication made in good faith through the Open Line.

Compensation Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2015 meetings
Compensation	Nancy Killefer (Chairman) Erik Brynjolfsson Rodney F. Chase, ex-officio Sachin Lawande Sean O’Keefe	➢ Approves and recommends full Board approval of the CEO’s compensation based upon an evaluation of his performance by the independent directors. ➢ Reviews and approves senior management’s compensation. ➢ Administers incentive and equity compensation plans and, in consultation with senior management, approves compensation policies. ➢ Reviews executive compensation disclosures and the annual compensation risk assessment.	8

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	15

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during Fiscal 2015, or at any other time, one of our officers or employees. No executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Compensation Committee or Board.

Nominating/Corporate Governance Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2015 meetings
Nominating/ Corporate Governance	David J. Barram (Chairman) Erik Brynjolfsson Rodney F. Chase, ex-officio Brian MacDonald	➢Monitors the Board’s structure and operations. ➢Sets criteria for Board membership. ➢Searches for and screens candidates to fill Board vacancies and recommends candidates for election. ➢Evaluates director and Board performance and assesses Board composition and size. ➢Evaluates the Company’s corporate governance process. ➢Recommends to the Board whether to accept the resignation of incumbent directors that fail to be re-elected in uncontested elections.	6

Executive Committee

Committee	Current Members	Primary Responsibilities	Number of Fiscal 2015 meetings
Executive	J.Michael Lawrie (Chairman) David J. Barram Rodney F. Chase	➢Assists the CEO in making decisions on how best to progress the strategy set by the Board between Board meetings. ➢Assists in time sensitive decision-making to achieve strategic objectives. ➢Assists in implementation of strategy set by the Board.	0

16	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

DIRECTOR COMPENSATION

Mr. Lawrie, as CEO and an employee director, does not receive any separate compensation for his Board activities. The following table sets forth the annual retainer and attendance fees paid to our non-employee directors.

Fiscal 2015 Director Retainers and Fees
Annual Retainer[1]	$90,000
Annual Equity Award (Non-Executive Chairman)[2]	$350,000
Annual Equity Award (all other non-employee directors)[2]	$160,000
Non-Executive Chairman Retainer[1]	$150,000
Audit Committee Chairman Retainer[1]	$20,000
Compensation Committee Chairman Retainer[1]	$15,000
Nominating/Corporate Governance Committee Chairman Retainer[1]	$10,000
Committee Member Retainer[1]	$10,000
Additional Meeting Attendance Fee[1,3]	$2,500 per meeting

1.	Amounts payable in cash may be deferred pursuant to the Company’s Deferred Compensation Plan, which is described further below in this proxy statement.

2.	Restricted stock unit (RSU) awards vest in full at the earlier of (i) the first anniversary of the grant date or (ii) the next Annual Meeting date, and are automatically redeemed for CSC stock and dividend equivalents either at that time or, if an RSU deferral election form is submitted, upon the date or event elected by the director. Directors may elect to receive deferred RSUs at either a fixed in-service distribution date, which may be in August of any year after the year in which the RSUs vest within 15 years of the grant date, or upon their separation from the Board. Distributions made upon a director’s separation from the Board may occur in either a lump sum or in annual installments over periods of 5, 10 or 15 years, per the director’s election. In addition, RSUs vest in full upon a change in control of the Company.

3.	For meetings, special projects and assignments involving travel, once a director has exceeded (i) an aggregate of 8 Board meetings, projects and assignments or (ii) an aggregate of committee meetings, projects and assignments equal to 6 times the number of committees on which the director serves.

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The following table sets forth for each of the non-management directors certain information with respect to compensation earned in Fiscal 2015.

Name (a)	Fees Earned[1] or Paid in Cash (b)	Stock Awards[2] (c)	Total (d)
David J. Barram	$122,500	$161,001	$283,501
Erik Brynjolfsson	110,000	161,001	271,001
Rodney F. Chase	150,000	351,817	501,817
Bruce B. Churchill[4]	63,315	161,001	224,316
Judith R. Haberkorn[3]	46,196	–	46,196
Nancy Killefer	111,997	161,001	272,998
Brian MacDonald	123,982	161,001	284,983
Sean O’Keefe[4]	63,315	161,001	224,316
Chong Sup Park[3]	36,957	–	36,957
Lawrence A. Zimmerman[3]	44,348	–	44,348
____________________

1.	Column (b) reflects all cash compensation earned during Fiscal 2015, whether or not payment was deferred pursuant to the Deferred Compensation Plan.

2.	Each non-employee director as of the close of our 2014 Annual Meeting of Stockholders on August 13, 2014, other than Mr. Chase, received 2,700 RSUs determined by (i) dividing $160,000 by the closing price of our Common Stock on the New York Stock Exchange Composite Tape on the grant date of August 18, 2014 ($59.63) and (ii) rounding the result to the nearest multiple of 100. Mr. Chase received 5,900 RSUs, determined by dividing $350,000 by the closing price of our Common Stock on the grant date ($59.63) and rounding to the nearest multiple of 100. Column (c) reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Compensation - Stock Compensation (“FASB ASC Topic 718”) in connection with the RSUs granted on August 18, 2014 to the directors then serving. For a discussion of the assumptions made in the valuation of restricted stock and RSUs, reference is made to the section of Note 1 of the Consolidated Financial Statements in the Company’s 2015 Annual Report filed on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718. The RSUs will vest in full on August 14, 2015 and are automatically redeemed for shares of our Common Stock and dividend equivalents. The aggregate number of stock awards outstanding for each director at fiscal year-end are as follows:

Name	Aggregate Stock Awards Outstanding as of April 3, 2015
David J. Barram	27,400
Erik Brynjolfsson	12,900
Rodney F. Chase	45,440
Bruce B. Churchill	2,700
Nancy Killefer	2,700
Brian MacDonald	2,700
Sean O’Keefe	2,700

3.	Served on the Board until the 2014 Annual Meeting of Stockholders held on August 13, 2014.

4.	Elected to the Board at the 2014 Annual Meeting of Stockholders held on August 13, 2014.

18	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors has nominated ten persons for election as directors at the 2015 Annual Meeting to hold office until the 2016 Annual Meeting or until their successors have been elected and qualified. Under our Bylaws, directors must retire by the close of the first annual meeting of stockholders held after they reach age 72, unless the Board determines that it is in the best interests of CSC and its stockholders for the director to continue to serve until the close of a subsequent annual meeting. The Board determined upon recommendation of the Nominating/Corporate Governance Committee that it is in the best interests of the Company for Mr. Chase to continue to serve until the 2016 Annual Meeting.

Directors are elected by a majority vote in uncontested elections; therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of “FOR” votes must exceed the number of “AGAINST” votes). In accordance with the Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee.

It is intended that the accompanying proxy, if executed and returned with no voting instructions indicated, will be voted for the election to the Board of the ten director nominees in this proxy statement.

Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought for Board members in the context of our business and then-current membership on the Board. This assessment of Board skills, experience, and background includes numerous diverse factors including independence, experience, age and gender and ethnic diversity. In addition, the Board believes that current and potential directors collectively should possess the following mix of skills and attributes:

●	Professional and personal ethics and values
●	Senior level management or operations experience
●	Government and public policy experience
●	Experience in major academic institution
●	Public company governance experience
●	International business experience
●	Financial literacy and expertise
●	Experience in areas of CSC’s business
●	Independence

In evaluating potential director nominees, the Nominating/Corporate Governance Committee considers each of these attributes. The Committee then considers the contribution they would make to the quality of the Board’s decision making and effectiveness.

The Nominating/Corporate Governance Committee will also consider potential director candidates recommended by stockholders as described under “Business for 2016 Annual Meeting” at the end of this Proxy Statement. The Committee has retained from time to time third-party search firms to identify qualified director candidates and to assist the Committee in evaluating candidates that have been identified by others.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	19

2015 Director Nominees

Each of the nominees has a strong reputation and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, such as technology, financial services, international business and government, as well as key geographic markets where it operates. Each of the nominees holds or has held senior executive positions in large, complex organizations or has relevant operating experience or experience in a major academic institution. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, thought leadership, executive management and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies.

The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience and thought, and the commitment to devote significant time and energy to service on the Board and its committees.

The biographies of each of the nominees below contains information as of the date of this proxy statement regarding the person’s service as a director, director positions held currently or at any time during the last five years and skills, experience and qualifications that led to the conclusion that such person should serve as one of our directors.

David J. Barram Age: 71 Director Since: 2004	CSC Committees: ●Audit ●Nominating/Corporate Governance (Chair) ●Executive	Private Directorships: ●Quisk, Inc.

Mr. Barram is director of Quisk, Inc. (formerly Mobibucks Corporation), a provider of mobile payments and digital currency solutions, worldwide. Prior to his service as director, Mr. Barram served as Chief Executive Officer of Mobibucks from 2006 to 2007 and Administrator of the U.S. General Services Administration, retired as of 2000. Mr. Barram also served as a director of Pope & Talbot, Inc., from 2001 to 2008, and NetIQ Corporation, from 2002 to 2006. He was also chairman of Mobibucks from 2007 to 2012.

Skills and Qualifications:
●	Senior Level Management Experience: Former Chief Financial Officer of Silicon Graphics and Apple Computer
●	Government and Public Policy Experience: Former Administrator of the U.S. General Services Administration
●	Experience in CSC’s Business Areas: Extensive executive experience in the technology sector

20	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Erik Brynjolfsson Age: 53 Director Since: 2010	CSC Committees: ●Compensation ●Nominating/Corporate ●Governance

Dr. Brynjolfsson is the Schussel Family Professor at the MIT Sloan School. Dr. Brynjolfsson also serves as the director of the MIT Center for Digital Business, since 2002, a research associate at the National Bureau of Economic Research, since 2006, and the Chairman of the MIT Sloan Management Review, since 2007. Dr. Brynjolfsson lectures worldwide on technology strategy, productivity and intangible assets. Dr. Brynjolfsson served as a director of CSK Corporation from 2006 to 2008.

Skills and Qualifications:
●	Public Company Governance Experience: Experience as a director of a public company in addition to CSC
●	Major Academic Institution Experience: Professor at the MIT Sloan School; director of the MIT Center for Digital Business
●	Experience in CSC’s Business Areas: Internationally recognized expert in technology strategy, productivity and intangible assets and director of the MIT Center for Digital Business

Rodney F. Chase, Non-executive Chair Age: 72 Director Since: 2001	CSC Committees: ●Audit (ex officio) ●Nominating/Corporate Governance (ex officio) ●Compensation (ex officio) ●Executive	Public Directorships: ●Tesoro Corporation ●Genel Energy plc ●Hess Corporation

Mr. Chase assumed the role of non-executive Chairman of the Board of CSC on March 19, 2012. He served as non-executive chairman of Petrofac Ltd., a provider of facilities solutions to the oil and gas industry, from 2005 to 2011. He is also the former Deputy Group Chief Executive and Managing Director of BP p.l.c., an oil and gas company, serving from 1992 to 2003. Mr. Chase served as Deputy Chairman of Tesco p.l.c., from 2002 to 2010, a director of Nalco Company from 2005 to 2011 and a director of Tesoro Corporation since 2005. He has served as non-executive Chairman of Genel Energy plc since 2011. He has also served as a director of Hess Corporation since 2013.

Skills and Qualifications:
●	Senior Level Management Experience: Former Deputy Chief Executive and Managing Director of a major worldwide public company
●	Public Company Governance Experience: Experience as a director in three other public companies in addition to CSC
●	International Business Experience: Extensive chief executive and operational experience in a major international energy company
●	Experience in CSC’s Business Areas: Extensive experience in the energy industry

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	21

Bruce Churchill Age: 57 Director Since: 2014	CSC Committees: ●Audit ●Nominating/Corporate ●Governance

Mr. Churchill has served as the Executive Vice President of DIRECTV, President of DIRECTV Latin America LLC and as President-New Enterprises since January 2004. He served as Chief Financial Officer of DIRECTV from January 2004 to March 2005. Prior to joining DIRECTV, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

Skills and Qualifications:
●	Senior Level Management Experience: Executive Vice President of DIRECTV, a provider of digital television entertainment in the United States, Latin America and Asia
●	International Business Experience: Extensive experience as an operating executive in Latin America and Asia
●	Experience in CSC’s Business Areas: Extensive experience as an executive vice president and chief financial officer in an international digital entertainment company
●	Financial Literacy: Extensive experience in corporation finance and accounting, including as former Chief Financial Officer of publicly traded international digital entertainment companies

Mark Foster Age: 55 Director Nominee	Public Directorships: ●Heidrick & Struggles International, Inc.

Mr. Foster served as Group Chief Executive-Management Consulting of Accenture plc (“Accenture”), a global management consulting, technology services and outsourcing company, from September 2006 until his retirement from Accenture in March 2011. In addition, Mr. Foster was the head of Accenture’s Global Markets area from September 2009 until March 2011 with oversight of the firm’s thought leadership, industry initiatives, investment priorities and client account leadership. Prior to that, Mr. Foster served as Accenture’s Group Chief Executive-Products Operating Group from March 2002 to September 2006 with responsibility for the firm’s global business in the retail, consumer goods, industrial and health and life sciences sectors. Prior to that, Mr. Foster worked in a variety of positions of increasing responsibility in his 26-year career at Accenture straddling management consulting, technology and outsourcing.

Mr. Foster has been a non-executive director of Heidrick & Struggles, the Nasdaq-quoted global executive search company since 2011. He also served as a non-executive director of Fidessa PLC, a FTSE 250 software company headquartered in the United Kingdom from 2012 to 2014.

Skills and Qualifications:
●	Senior Level Management Experience: Group Chief Executive-Management Consulting of Accenture
●	International Business Experience: Extensive experience as an executive with a global management consulting, technology services and outsourcing company
●	Public Company Governance Experience: Experience as a director in two other public companies
●	Experience in CSC’s Business Areas: Extensive global experience in professional services, technology and outsourcing

22	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Nancy Killefer Age: 61 Director Since: 2013	CSC Committees: ●Compensation (Chair)	Public Directorships: ●Advisory Board Company ●Avon Products Inc.

Ms. Killefer is Director Emeritus at McKinsey & Company, Inc., a global management consulting firm. She joined McKinsey in 1979. From 1997 to 1999, Ms. Killefer served as Assistant Secretary for Management and Chief Financial Officer to the U.S. Department of Treasury. She rejoined McKinsey in 1999, led the Public Sector Practice from 2006, and served as Director from December 1999 to August 2013. Ms.Killefer serves as a Director of the Advisory Board Company and Avon Products Inc. She also serves as Vice Chair on the Business Defense Board and is a member of the MyVA Advisory Committee.

Skills and Qualifications:
●	Senior Level Management Experience: Partner at global consulting firm
●	Public Company Governance Experience: Experience as a director in two other public companies in addition to CSC
●	Experience in CSC’s Business Areas: Extensive experience as a partner in a global consulting firm and as a chief financial officer of a government agency
●	Government and Public Policy Experience: Former chief financial officer of the U.S. Department of Treasury

Sachin Lawande Age: 48 Director Since: 2015	CSC Committees: ●Compensation

Mr. Lawande became a member of the Board of Directors on June 10, 2015. He was appointed President and Chief Executive Officer of Visteon Corporation in June 2015. From 2013 to 2015, Mr. Lawande served as Executive Vice President and President of Harman International Industries, Inc.’s Infotainment Division. From 2011 to 2013, Mr. Lawande served the dual role as the Co-President of Harman’s Lifestyle and Infotainment Divisions. Prior to that he served as Chief Innovation Officer, Chief Technology Officer, and Co-President of Harman’s Automotive Division, responsible for guiding software strategy, development partnerships, and key customer relationships. He was instrumental in launching an offshore development center in India as part of Harman’s strategy for optimizing its global engineering footprint. Mr. Lawande joined Harman International in 2006, following senior roles at QNX Software Systems and 3Com Corporation.

Skills and Qualifications:
●	Senior Level Management Experience: President and Chief Executive Officer of Visteon Corporation, a global automotive parts supply company and as an executive vice president and chief technology officer in an international digital audio company
●	International Business Experience: Extensive international experience as a President of a division of an international digital audio company
●	Experience in CSC’s Business Areas: Extensive experience as the Chief Executive Officer of a global automotive parts supply company and as an executive vice president and chief technology officer in an international digital audio company

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	23

J. Michael Lawrie Age: 62 Director Since: 2012	CSC Committees: ●Executive (Chair)	Private Directorships: ●Drexel University

Mr. Lawrie became a member of the Board of Directors on February 7, 2012 and President and Chief Executive Officer of CSC on March 19, 2012. Prior to joining CSC, he served as Chief Executive Officer of UK-based Misys plc, a leading global IT solutions provider to the financial services industry, from November 2006 to March 2012. From 2008 to 2010, Mr. Lawrie also served as the Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc., an industry leader in electronic health record solutions. Prior to that, Mr. Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm, from 2005 to 2006. He served as Chief Executive Officer of Siebel Systems, Inc., an international software and solutions company, from 2004 to 2005. Previously, Mr. Lawrie spent 27 years with IBM where he held various leadership positions, including Senior Vice President and Group Executive, responsible for sales and distribution of all IBM products and services worldwide; General Manager for operations in Europe, the Middle East and Africa; and General Manager of Industries for the Asia Pacific. Mr. Lawrie is the former lead independent, non-executive Director of Juniper Networks, Inc., and is also a Trustee of Drexel University, Philadelphia.

Skills and Qualifications:
●	Senior Level Management Experience: Former Chief Executive Officer of Misys plc and Siebel Systems, Inc. Former Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc.
●	Public Company Governance Experience: Experience as a former director of Allscripts-Misys Healthcare Solutions, Inc. and a former director of Juniper Networks, Inc.
●	International Business Experience: Extensive international experience as chief executive of a leading global IT solutions provider to the financial services industry
●	Experience in CSC’s Business area: Extensive experience in the IT sector

24	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Brian Patrick MacDonald Age: 49 Director Since: 2013	CSC Committees: ●Audit (Chair) ●Nominating/Corporate Governance	Public Directorships: ●CDK Global, Inc.

Brian MacDonald is the former Chief Executive Officer of Hertz Equipment Rental Corporation (HERC). He served in this role from June 2014 to June 2015. Prior to HERC, he served as President and Chief Executive Officer of ETP Holdco Corporation from October 2012 to June 2013. Prior to Energy Transfer Partners’ acquisition of Sunoco, Inc., in October 2012, Mr. MacDonald served as Chairman, President and Chief Executive Officer of Sunoco, Inc., a leading logistics and retail company based in Philadelphia, PA. He joined Sunoco in August 2009 as Senior Vice President and Chief Financial Officer. Prior to joining Sunoco, he was Chief Financial Officer for Dell’s commercial business unit. Before becoming the commercial business unit’s CFO in 2008, he served as Corporate Vice President and Treasurer and led Dell’s mergers and acquisitions organization and global treasury group. Prior to joining Dell, Mr. MacDonald worked at General Motors Corporation and held a variety of positions in financial management, including Deputy CFO for Isuzu Motors Limited. From 1998 to 2000, he served as Treasurer of GM Canada.

Skills and Qualifications:
●	Senior Level Management Experience: Chief Executive Officer of a major energy and equipment rental company
●	International Business Experience: Extensive chief executive and operational experience in major international public companies
●	Experience in CSC’s Business Areas: Extensive experience in the energy, manufacturing and IT industries
●	Financial Literacy: Extensive experience in corporation finance and accounting, including as former Chief Financial Officer of a publicly traded worldwide energy company

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	25

Sean O’Keefe Age: 59 Director Since: 2014	CSC Committees: ●Compensation	Public Directorships: ●Battelle Memorial Institute

Mr. O’Keefe is a professor at the Maxwell School of Citizenship and Public Affairs at Syracuse University. Mr. O’Keefe served as Chairman and CEO of Airbus Group, Inc., a global corporate, aerospace, defense and space enterprise, from 2009 to 2014. Prior to that, from 2008 to 2009, Mr. O’Keefe served as Vice President of Washington Operations of General Electric. Mr. O’Keefe served as a director of DuPont, from 2005 to 2008. He also serves as a director and Chairman of the Audit Committee of Battelle Memorial Institute, a non-profit research and development organization. He is also Chancellor Emeritus of Louisiana State University.

Skills and Qualifications:
●

Senior Level Management Experience: Former Chairman and Chief Executive Officer of Airbus Group, Inc., a global corporate, aerospace, defense and space enterprise and Vice President of Washington Operations of General Electric

●	Major Academic Institution Experience: Professor at the Maxwell School of Citizenship and Public Affairs at Syracuse University and Former Chancellor of Louisiana State University and A&M College
●

Government and Public Policy Experience: Former Presidential appointee - 10th Administrator of the National Aeronautics and Space Administration; Deputy Assistant to President George W. Bush and Deputy Director of the Office of Management and Budget; Secretary of the Navy; Comptroller and Chief Financial Officer of the Department of Defense

●	Experience in CSC’s Business Areas: Extensive executive experience in the government and general public sector
●

Financial Literacy: Former Chief Financial Officer of the Department of Defense; Deputy Director of the Office of Management and Budget; Chairman of the Audit Committee of Battelle Memorial Institute; and former audit committee member of various public companies

26	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Set forth below is a chart of the specific qualifications, attributes, skills and experience of the Board as a whole. While we look to each director or nominee to be knowledgeable in these areas, and “●” indicates that an item is a specific qualification, attribute, skill or experience that the director brings to the Board, the lack of a “●” for a particular item does not mean that the director or nominee does not possess that qualification, attribute, skill or experience:

Summary of Director Qualifications and Experience

Professional and Personal Ethics and Values is important given the critical role that ethics plays in the success of our business	●	●	●	●	●	●	●	●	●	●
Senior Level Management or Operations Experience signifies strong leadership qualities and an understanding of operating plans and strategies	●		●	●	●	●	●	●	●	●
Government and Public Policy Experience is relevant to the Company’s role as a major government contractor	●					●				●
Major Academic Institution Experience brings perspective regarding organizational management and academic research relevant to the Company’s business		●						●		●
Public Company Governance Experience supports our goals of strong accountability, transparency and protection of stockholder interests	●	●	●	●	●	●	●	●	●	●
International Business Experience is important in understanding and reviewing our global business and strategy			●	●	●	●	●	●	●	●
Experience in CSC’s Business Areas is relevant to an understanding of the industries served by the Company	●	●	●	●	●	●	●	●	●	●
Financial Literacy and Expertise is important in understanding and overseeing our financial reporting and internal controls	●	●	●	●	●	●	●	●	●	●
Independence is important to insure the effective oversight of management of the Company	●	●	●	●	●	●	●		●	●

The Board of Directors recommends a vote FOR each of its ten director nominees.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	27

CERTAIN LITIGATION

As previously disclosed, on January 28, 2011, the Company was notified by the Division of Enforcement of the SEC that it had commenced a formal civil investigation. That investigation covered a range of matters as previously disclosed by the Company, including certain of the Company’s prior disclosures and accounting determinations. During the first quarter of fiscal 2016, the Company’s previously agreed upon settlement with the SEC was formally approved by the SEC and became effective on June 5, 2015.

28	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

STOCK OWNERSHIP

The following table provides information on Common Stock beneficially owned as of June 15, 2015, by:

●	each person or group believed by the Company to own beneficially more than 5% of the outstanding Common Stock;
●

each of the six executive officers named in the Summary Compensation Table under “Executive Compensation,” appearing further below in this proxy statement (the “Named Executive Officers” or the “NEOs”);

●	each of the current directors of the Company; and
●	all executive officers and directors, as a group.

Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned. “Percent of Class” in the table below is calculated based on the 137,851,290 shares of CSC common stock outstanding as of the Record Date.

Name and Address of Beneficial Owner[1]	Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group, Inc.	12,766,690	[2]	9.26%	[2]
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	10,650,176	[3]	7.73%	[3]
40 East 52nd Street
New York, NY 10022
JANA Partners LLC	8,371,757	[4]	6.07%	[4]
767 Fifth Avenue, 8th Floor
New York, NY 10153

J. Michael Lawrie	872,285	[5]		[6]
Paul Saleh	315,368	[5]		[6]
Romil Bahl	12,063	[5]		[6]
Ashish Mahadwar	1,824	[5]		[6]
James Smith	36,045	[5]		[6]
Gary M. Budzinski	–	[5]		[6]
David J. Barram	30,000	[7]		[6]
Eric Brynjolfsson	15,500	[7]		[6]
Rodney F. Chase	52,240	[7]		[6]
Bruce B. Churchill	2,700	[7]		[6]
Nancy Killefer	5,300	[7]		[6]
Sachin Lawande	–	[7]		[6]
Brian P. MacDonald	8,300	[7]		[6]
Sean O’Keefe	2,700	[7]		[6]
All executive officers and directors of the Company,
as a group (19 persons)	1,588,690	[5,7,8]	1.15%
____________________

1.	Unless otherwise indicated, the address of each person or group is c/o Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	29

2.	This information, which is not within the direct knowledge of the Company, has been derived from a Form 13F filed with the SEC on May 15, 2015. Based upon information contained in the filing, The Vanguard Group, Inc. has sole voting power with respect to 258,459 of these shares, sole dispositive power with respect to 12,537,315 shares and shared dispositive power with respect to 229,375 shares.

3.	This information, which is not within the direct knowledge of the Company, is based upon a Schedule 13G/A filed with the SEC on January 26, 2015 by BlackRock, Inc., which reports sole voting power with respect to 8,742,248 of these shares and sole dispositive power with respect to 10,650,176 shares as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, lnc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co Ltd. and BlackRock Life Limited.

4.	This information, which is not within the direct knowledge of the Company, has been derived from a Form 13D filed with the SEC on February 23, 2015. Based upon information contained in the filing, JANA Partners LLC has sole voting and dispositive power with respect to 8,371,757 (including options to purchase 3,785,600 shares) of these shares.

5.	With respect to Messrs. Lawrie, Saleh, Bahl, Mahadwar, Smith, Budzinski, and all executive officers and directors of the Company as a group, includes 636,844; 213,685; 9,617; 0; 28,039; 0; and 1,069,327 shares of common stock, respectively, subject to employee options which were outstanding on June 15, 2015, and currently are exercisable or which are anticipated to become exercisable within 60 days thereafter. These shares have been deemed to be outstanding in computing the Percent of Class.

With respect to Messrs. Lawrie, Saleh, Bahl, Mahadwar, Smith, Budzinski, and all executive officers and directors of the Company as a group, includes 0; 232; 78; 61; 0; 0; and 402 shares of common stock, respectively, which are held for the accounts of such persons under the Company’s Matched Asset Plan and with respect to which such persons had the right, as of June 15, 2015, to give voting instructions to the Committee administering the Plan.

6.	Less than 1%.

7.	With respect to, Mr. Barram, Dr. Brynjolfsson, Mr. Chase, Mr. Churchill, Ms. Killefer, Mr. Lawande, Mr. MacDonald, Mr. O’Keefe, and all directors of the Company as a group, includes (i) 24,700; 10,200; 39,540; 0; 0; 0, 0; 0; and 74,440 shares of Common Stock, respectively, which shares are subject to RSUs that were outstanding on June 15, 2015, and which shares would, pursuant to such RSUs, be distributed to such directors if their directorships were to terminate on August 14, 2015 (ii) 2,600, 2,600, 6,800, 0, 2,600, 0, 5,600, 0; and 20,200, respectively, shares of Common Stock held outright as of June 15, 2015; and (iii) 2,700; 2,700; 5,900; 2,700; 2,700; 0; 2,700; 2,700 and 22,100 unvested RSUs which vest in full at the 2015 Annual Meeting and are automatically redeemed for CSC stock and dividend equivalents. These shares have been deemed to be outstanding in computing the Percent of Class.

8.	The executive officers and directors, as a group, have sole voting and investment power with respect to 1,492,150 shares.

30	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditors, the Company’s audited financial statements for the Fiscal Year ended April 3, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte & Touche LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors the materials required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the PCAOB, and discussed with them their independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the Fiscal Year ended April 3, 2015 for filing with the SEC.

The Audit Committee also appointed Deloitte & Touche LLP as the Company’s independent auditors for the Fiscal Year ending April 1, 2016, and recommended to the Board of Directors that such appointment be submitted to the Company’s stockholders for ratification.

Brian P. MacDonald, Chair
David J. Barram
Rodney F. Chase, ex-officio
Bruce B. Churchill

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	31

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Discussion and Analysis set forth below discusses the Company’s executive compensation programs and policies. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Nancy Killefer, Chair
Rodney F. Chase, ex-officio
Erik Brynjolfsson
Sean O’Keefe

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) and our Board of Directors are responsible for our executive compensation philosophy and program, which are described in this Compensation Discussion and Analysis (the “CD&A”). The CD&A also describes our Fiscal 2015 compensation decisions and the factors we considered in making those decisions. The CD&A focuses on the compensation of our Fiscal 2015 Named Executive Officers (“NEOs”):

●	J. Michael Lawrie, President and Chief Executive Officer
●	Paul N. Saleh, Executive Vice President and Chief Financial Officer
●	Romil Bahl, Executive Vice President and General Manager, Global Industries
●	Ashish Mahadwar, Executive Vice President and General Manager, Strategic Business
●	James R. Smith, Executive Vice President, Global Business Services
●	Gary M. Budzinski*, former Executive Vice President and General Manager, Infrastructure Services
____________________

*	Mr. Budzinski’s employment with the Company terminated on March 10, 2015.

Executive Summary

Approval of the Company’s Fiscal 2014 Executive Compensation on an Advisory Basis

At our most recent annual meeting of stockholders, held on August 13, 2014, approximately 94.3% of the votes cast (excluding abstentions and broker non-votes) voted on an advisory basis to approve our executive compensation program for the fiscal year ended March 28, 2014 (“Fiscal 2014”). The Committee took into account the results of this advisory vote in making the changes to the Fiscal 2015 executive compensation program described below.

Fiscal 2015 Executive Compensation Programs

Our executive compensation programs are designed to reflect our “pay for performance” philosophy and provide our executives with appropriate incentives to manage the Company in the stockholders’ interests. The Committee reviews our compensation policies and practices each year to ensure that the programs provide our executives with an appropriate mix of market-competitive compensation opportunities.

32	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

As explained in more detail below, the Committee considered a number of factors in setting Fiscal 2015 compensation opportunities for our NEOs, with an emphasis on continuation of the transformation that was begun by Mr. Lawrie and his senior management team in Fiscal 2013. Consistent with that strategy, the Committee generally maintained the focus on increasing profitability and stockholder value and retained the same basic structure of the executive compensation program as it used in Fiscal 2014. In addition:

●

Two new NEOs joined the Company during Fiscal 2015. Romil Bahl joined the Company as Executive Vice President and General Manager, Global Industries, on April 21, 2014, and Ashish Mahadwar joined the Company as Executive Vice President and General Manager, Strategic Business, on July 7, 2014. As an inducement to join the Company, Messrs. Bahl and Mahadwar each received a one-time RSU grant in connection with their hiring, as described below under “Inducement Awards.”

●

In recognition of Mr. Lawrie’s successful leadership in executing the Company’s transformation strategy and as a further incentive to continue that process, on July 15, 2014, Mr. Lawrie received a special performance-based RSU award of 40,368 RSUs. Up to 100% of the award will vest and be converted into shares of our common stock on the first anniversary of the grant date if certain financial, governance and organizational performance goals are met, as described below under “Special CEO Performance Award.”

●

To encourage newer officers to meet their share ownership guidelines more quickly, we made a change to the retention ratio in Fiscal 2015 to make it a scaled approach instead of a static metric, applying more stringent retention requirements for officers who are farther away from meeting their guidelines. See “Equity Ownership Guidelines” below.

The Committee also reviewed a company-wide risk assessment of compensation programs, which revealed no material risks that may adversely affect the Company. See “Corporate Governance – Compensation and Risk” above for details.

Pearl Meyer & Partners (“PM&P”) continued to serve as the Committee’s independent compensation consultant in Fiscal 2015. In addition to advising the Committee on general executive compensation pay practices, PM&P was instrumental in reviewing the peer group of companies used by the Committee to assess the competitiveness of our executive pay levels and practices. Our peer group consists of 18 companies, including 14 within a comparable size range of CSC and with median revenues for these 14 size-relevant peer companies of approximately $14.1 billion, compared to our revenues of approximately $12.2 billion for Fiscal 2015. Although we feel it is important to include substantially larger companies by revenue such as International Business Machines Corp. and Hewlett Packard Co. in our peer group because we compete with those companies for executive talent, the Committee ensures that for compensation assessment purposes, pay data for corporate officers at these companies is adjusted via revenue regression to negate the impact of their larger size.

Fiscal 2015 Executive Compensation and Pay for Performance

The Company’s strong performance in Fiscal 2015 reflects the continuing success of the transformation implemented by Mr. Lawrie and his senior leadership team, which has successfully positioned the Company for the separation of the Company into two businesses, CSC Global Commercial and CSC US Public Sector, as announced in May 2015. Significant achievements include:

●

TSR was 10% for Fiscal 2015 which ranks tenth among the 18 companies in our peer group for the same period. Our three-year TSR (Fiscal 2013 through Fiscal 2015), which closely overlaps with Mr. Lawrie’s tenure as CEO, was 130%, which ranks third among our 18 peers for the same period.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	33

●	We realized strong growth in our Commercial next-generation offerings.
●	We produced healthy free cash flow of over $700 million.
●	We returned $867 million to stockholders in Fiscal 2015, including $131 million in declared dividends and $736 million in share repurchases.
●	Client satisfaction, as measured by a survey conducted by an independent third party, increased substantially over Fiscal 2014 scores.
●	Mr. Lawrie and his leadership team have established a global set of CLEAR values to drive a strong performance culture. Through these values, we have emphasized a return to profitability by demonstrating fiscal responsibility and aligning the executive team to this one overriding goal.

By design, compensation paid to our NEOs reflects the performance of the Company, including the above accomplishments for the fiscal year. Highlights of the strong tie between pay and performance include the following:

●	Annual Cash Incentive Payments under the Employee Incentive Compensation Plan (“EICP”): Each of our NEOs, with the exception of Mr. Budzinski, received an annual incentive payout reflecting their performance against stated financial, strategic and customer satisfaction objectives, as well as segment and individual performance. Mr. Budzinski’s employment with the Company terminated on March 10, 2015 and therefore he was not eligible to receive an EICP award. The incentive payments to our NEOs were at or below their 2015 EICP targets reflecting the challenging nature of our incentive goals for the year and our strong pay for performance culture. See “Annual Incentive Compensation - Fiscal 2015 Results” below for details.
●	2013 Performance Share Units Fully Vested and 2014 and 2015 Performance Share Units Partially Vested: Based on the Fiscal 2015 diluted Earnings Per Share from continuing operations of $4.64* (compared to $4.01 for Fiscal 2014), 150% of the Fiscal 2013 target Performance Share Units (i.e., the maximum 200% less the 50% of such units that had previously partially vested in prior years), 25% of the Fiscal 2015 target Performance Share Units and an additional 25% of the Fiscal 2014 target Performance Share Units vested after the end of Fiscal 2015. See “Long-Term Incentive Compensation – Performance Share Units” below for details.
____________________
*	Represents Earnings Per Share from continuing operations for Fiscal 2015 determined in accordance with GAAP of $0.15, plus $3.70 from non-cash pension-related charges, plus $1.35 from SEC-related and other charges, plus $1.26 from a fourth quarter fiscal 2015 special restructuring charge, minus $1.81 benefit from a tax valuation allowance.

34	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Fiscal 2015 Direct Compensation

Total Direct Compensation

The following chart summarizes the characteristics and primary purpose of each element of our executive compensation program. The first three of these elements comprise “Total Direct Compensation.”

Compensation Element	Characteristics	Primary Purpose
Base Salary	Annual fixed cash compensation.	Provide a fixed amount of cash compensation based on individual performance, experience, skills, responsibilities and competitive pay levels.
Annual Cash Incentives	Annual variable cash compensation determined by Company financial performance, attainment of strategic objectives, and individual performance.	Motivate and reward the achievement of annual financial and other operating objectives and individual performance that drive stockholder value over time.
Long-Term Incentives	Long-term equity awards generally granted annually as a combination of stock options and Performance Share Units.	Motivate and reward profitable growth and increase in share price over time and align with stockholders. Align pay with CSC’s performance over multi-year overlapping performance cycles.
Post-Employment Benefits	Retirement and deferred compensation plans and “career” equity awards.	Offer competitive retirement compensation designed to attract and retain mid- and late-career senior executives.
Severance/Change-in-Control	Contingent short-term compensation.	Provide assurance of short-term compensation continuity to allow executives to remain focused on stockholder interests in a dynamic environment.
Perquisites and Benefits	Limited perquisites and health and welfare benefits.	Provide business-related benefits consistent with competitive practice to enhance executive work efficiency.

The Committee makes decisions regarding each element of Total Direct Compensation. Because our focus is on performance, the Committee does not consider aggregate amounts earned or benefits accumulated by an executive from prior service with the Company as a significant factor in making compensation decisions. To assess the competitiveness of the Total Direct Compensation opportunity and each of its components (base salary, annual cash incentives, and long-term incentives) for our CEO and other NEOs, these components are compared to the market median for similarly situated executives in companies against which we compete for executive talent. Please see “Compensation Framework – Review of Market Compensation Data” below for a discussion of our peer group and other data used to assess the competitive market.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	35

The market competitiveness of our pay opportunities is just one factor that the Committee reviews in evaluating our executive compensation programs. Additional factors may include the Company’s performance (including its turnaround strategy and management performance in executing that strategy) and individual factors such as an employee’s level of responsibility, experience, succession prospects and individual performance.

Mr. Lawrie’s Employment Agreement. Mr. Lawrie joined CSC in March 2012, and his annual compensation opportunity is governed by his employment agreement. Pursuant to the employment agreement, we agreed to employ Mr. Lawrie as our President and Chief Executive Officer through March 31, 2017 at a minimum annual base salary of $1,250,000 and an annual bonus with a target opportunity of 150% of base salary and a maximum amount of 300% of base salary. In respect of each fiscal year which commences during the term of his employment agreement, Mr. Lawrie also will receive time-vesting stock options with an aggregate value equal to 280% of base salary and performance share units with an aggregate value of 420% of base salary, in each case on terms and conditions that are generally consistent with those applicable to awards granted to other senior executive officers of the Company. The employment agreement also provides for severance benefits described below. Finally, Mr. Lawrie generally is eligible to participate in the Company’s employee benefits plans on the same basis as all other executives. Mr. Lawrie reports directly to the Board of Directors, and his salary and target incentive are subject to annual review and increase by the Board.

Base Salary

General. Base salary is the only fixed component of our NEOs’ compensation and constitutes a small percentage of Total Direct Compensation. Base salary is determined by the level of responsibility assumed by an executive, experience, performance and competitive pay practices. Base salary adjustment decisions also consider promotions, changes in responsibilities, performance, succession prospects, Company merit pay budgets and market trends. At the beginning of each fiscal year, the Committee reviews the base salary for each NEO and determines base salary adjustments, if any. The Committee considers how base salary adjustments affect annual cash incentive opportunities and long-term incentive grant values, as both are defined as a percentage of base salary.

Fiscal 2015 Compensation. For Fiscal 2015, the Committee maintained the same base salaries as in effect during Fiscal 2014 for the NEOs (Messrs. Lawrie, Saleh, Smith and Budzinski) who were employed by us during Fiscal 2014. At the time of their hiring, Messrs. Bahl and Mahadwar’s respective base salaries were set at levels commensurate with their duties and position within the Company based on the factors discussed above.

The following table presents the Fiscal 2015 annualized and actual base salaries for each of our NEOs and the percentage the actual base salary represents in Target Total Direct Compensation. The actual Fiscal 2015 base salaries for Messrs. Bahl, Mahadwar and Budzinski differ from their respective annualized base salaries because Messrs. Bahl and Mahadwar were each hired mid-year (April 2014 for Mr. Bahl and July 2014 for Mr. Mahadwar) and Mr. Budzinski’s employment terminated mid-year (March 2015).

Named Executive Officer	Annualized Fiscal 2015 Base Salary ($)	Actual Fiscal 2015 Base Salary ($)	Percentage of Target Total Direct Compensation
J. Michael Lawrie	1,250,000	1,250,000	11%
Paul N. Saleh	700,000	700,000	17%
Romil Bahl	644,000	606,846	24%
Ashish Mahadwar	644,000	470,615	21%
James R. Smith	650,000	650,000	20%
Gary M. Budzinski	650,000	617,500	17%

36	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Annual Incentive Compensation Plan

The EICP is an annual cash bonus plan, which is designed to take into account a variety of factors, including Company financial performance, the performance of an NEO’s business unit, the NEO’s contribution to the achievement of the Company’s strategic objectives, the NEO’s individual performance and client satisfaction. Awards under the EICP therefore are directly linked to Company and individual performance.

Target EICP Awards. The Committee establishes a target award percentage for each NEO, representing a percentage of base salary, and an associated target award value. Each NEO’s target award value is established in consideration of market practices, individual scope of responsibility and expected contribution. The table below reflects the Fiscal 2015 target award percentage, the corresponding target award value, and the target award value as a percentage of target Total Direct Compensation. For Fiscal 2015, the Committee maintained the same target award opportunities as in Fiscal 2014 for the NEOs (Messrs. Lawrie, Saleh, Smith and Budzinski) who were employed by us during Fiscal 2014. The target bonus opportunities for Messrs. Bahl and Mahadwar reflect pro-ration based on each of their respective mid-year hire dates.

Named Executive Officer	Target EICP Percentage	Target EICP Value ($)	Percentage of Target Total Direct Compensation
J. Michael Lawrie	150%	1,875,000	16%
Paul N. Saleh	100%	700,000	17%
Romil Bahl	100%	604,072	23%
Ashish Mahadwar	100%	470,442	21%
James R. Smith	100%	650,000	20%
Gary M. Budzinski	100%	650,000	17%

How the EICP Works. EICP awards are earned based on performance relative to targeted financial (Operating Income, Cash Flow and Revenue) goals, weighted 60%; strategic objectives, weighted 20%; and customer satisfaction objectives, weighted 20%, and are subject to further discretionary modification for individual performance. The Committee has given prominent weight to client satisfaction as a performance measure to help foster a client-focused, metric-driven culture within the Company.

In order to emphasize profitability, the Company must achieve at least 80% of its Operating Income goal before any EICP payments are made. In addition, assuming this threshold level is achieved, the percentage achievement of the Operating Income (OI) goal also serves as a multiplier or “funding factor” which is applied to the percentage achievement of the EICP financial metrics as a whole to determine the overall score for the financial metrics portion of the EICP, up to a maximum of 200%.

Weighted financial metric performance (as adjusted by the OI funding factor), plus weighted strategic metric performance, plus weighted customer satisfaction metric performance determine the initial payout score, which is then adjusted for individual performance and multiplied by an NEO’s target award to reach the final EICP payout amount.

Special rules apply for executives who are subject to Section 162(m) of the Internal Revenue Code (“Section 162(m)”). If the Company achieves 80% of its OI goal for the year, each executive subject to Section 162(m) becomes eligible to receive the maximum possible EICP payout. However, to ensure the EICP operates the same way for all executives, the Committee then exercises “negative discretion” to reduce the executive’s EICP payment based on actual performance with respect to the financial and other metrics described in this section.

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Fiscal 2015 Financial Metrics. All NEOs are measured against corporate financial performance. Management recommends specific targets for financial measures, which are reviewed by the Committee. The Board provides final approval (subject to certain adjustments). The table below describes the corporate financial measures, weightings and goals used in determining the Fiscal 2015 EICP awards for the NEOs, as adjusted for certain items, including certain restructuring and settlement costs during the year. For each of the financial measures, the Fiscal 2015 goals represented an increase over Fiscal 2014 actual results as shown in the table.

Financial Measures (Weightings)	Purpose	Fiscal 2015 Financial Targets (millions)	Fiscal 2014 Results (millions)**
Revenue (30%)	Primary measure of growth which requires expansion of current business, capture of new business and conversion into a revenue stream.	$13,180	$13,079

Operating Income* (40%)	Key component of profitability that reflects revenue growth, investments, cost takeout and operational efficiencies.	$1,390	$1,315

Free Cash Flow (30%)	Key component of Company valuation reflecting liquidity, profitability, improved working capital management and capital efficiency.	$700	$689
____________________

*	Operating Income must be at least 80% of target for any NEO to receive any EICP payment.
**	Fiscal 2014 revenue represents Fiscal 2014 revenue calculated in accordance with GAAP as reported in our Fiscal 2014 Annual Report on Form 10-K of $12,998 million, plus an adjustment of $81 million to remove the effect of differences in currency exchange rates used to calculate the results. Fiscal 2014 Operating Income is defined as revenue less cost of services, depreciation and amortization expense and segment general and administrative (G&A) expense, excluding corporate G&A, adjusted to reflect restructuring and investments made in the business during the fiscal year. Fiscal 2014 Free Cash Flow is defined as the sum of operating cash flow, investing cash flow (excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities)) and payments on capital leases and other long term asset financings.

Financial Metric Performance Scale. For Fiscal 2015, the Committee established the following scale of “payout percentages” to assess performance against the financial goals described above, including for purposes of determining the OI funding factor applicable to the financial metrics. This scale applies to all NEOs, with a threshold 50% payout level for achievement at 80% of target extending to a maximum 200% payout level for achievement at or above 135% of target.

38	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Fiscal 2015 Strategic and Customer Satisfaction Metrics. Management also recommends a set of strategic objectives for review by the Committee and approval by the Board. These objectives are intended to emphasize critical components of the Company’s transformation strategy, including a cost takeout program, rationalizing the business around certain core segments, improving operating margins, improving cash flow, improving profitability, advancing the Company’s strategy to provide “next gen” services through leveraging CSC’s capabilities with strategic partners, completing strategic acquisitions, enhancing the skill sets of employees through new leadership and training, returning cash to stockholders and improving client satisfaction.

For the customer satisfaction metric, the Committee generally establishes the customer responses to its prior year survey as a baseline, and sets improvement goals over that baseline for the Company as a whole and for specific business units and regions. We use the Net Promoter Score (NetPS) system to evaluate customer satisfaction. No payouts of the customer satisfaction component are made unless at least 50% of our solicited customers respond to the survey.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	39

Annual Incentive Compensation Plan: Fiscal 2015 Results

Company Financial Performance. At the end of Fiscal 2015, the Committee reviewed the Company’s financial performance against the applicable performance measures. The targets shown below were adjusted pursuant to the terms of the EICP for special items, including proposed SEC settlement costs, a fourth quarter valuation allowance release, a fourth quarter special restructuring expense, and mark-to-market year-end revaluations.

Fiscal 2015 Financial Results
Corporate Financial Performance Measures	Target (millions)	Results (millions)	Percentage of Target Achieved
Revenue*	$13,180	$12,330	94%
Operating Income**	$1,390	$1,351	97%
Free Cash Flow***	$700	$717	102%
____________________

*	Corporate Revenue results represent Fiscal 2015 revenue calculated in accordance with GAAP as reported in our Annual Report on Form 10-K and have been adjusted for differences in currency exchange rates used to calculate the target.

**	Operating Income is defined as revenue less cost of services, depreciation and amortization expense and segment G&A expense, excluding corporate G&A, adjusted for special items as described above and differences in currency exchange rates used to calculate the target.

***	Free Cash Flow is defined as the sum of operating cash flow, investing cash flow (excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities)) and payments on capital leases and other long term asset financings.

Based on the payout scale above, this resulted in an overall score (after application of the OI funding factor) of 52% for the financial metrics portion of the EICP.

Customer Satisfaction Performance. Client satisfaction was measured and verified by an independent consultant retained by the Company specifically for this purpose. A pool of client accounts was identified and surveyed. Feedback was received from 59% of the Company’s corporate clients. The Company’s Fiscal 2015 NetPS score of 18.83 exceeded its goal of 10.7, resulting in the maximum score of 20% for the customer satisfaction portion of the EICP.

Strategic Objectives and Overall Funding. Following the end of Fiscal 2015, Mr. Lawrie reviewed with the Committee each NEO’s performance against the specific strategic goals assigned to the NEO, as well as the overall individual performance of each NEO (other than himself) as measured against the Company’s CLEAR values. Based on this assessment, Mr. Lawrie recommended payout amounts for the other NEOs, which were reviewed and approved by the Committee. The Committee followed a similar process in determining Mr. Lawrie’s payout amount.

These payouts reflected the Company’s achievements on stated financial and customer satisfaction goals discussed previously, as well as the Company’s performance against strategic objectives. It was determined that the Company’s Fiscal 2015 strategic objectives had not been achieved, due to lower than targeted growth in new offerings and returns from restructuring activities, slower progress in repositioning

40	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

certain business assets and resources to lower-cost markets, and underutilization of key strategic partnerships, resulting in a 0% score for the strategic objective component of the EICP. Further, Mr. Lawrie recommended, and the Compensation Committee approved, a downward adjustment to the overall funding of the EICP for 2015 from 72% to 67% reflecting his holistic assessment of performance for 2015.

Individual Performance Adjustments. The following individual performance adjustment factors were then applied:

●	Messrs. Lawrie and Saleh each received an individual adjustment factor of 149% to bring their respective EICP payouts to 100% of target, reflecting each executive’s exemplary performance in the Company’s transformation and the successful positioning of the Company for the business separation announced in May 2015. Mr. Lawrie’s and Mr. Saleh’s Fiscal 2015 EICP payouts were lower than their respective Fiscal 2014 EICP payouts, reflecting the more aggressive goals and challenges in the business in Fiscal 2015.
●	Messrs. Mahadwar, Bahl, and Smith received individual adjustment factors of 80%, 50% and 50%, respectively, reflecting their individual performance accomplishments, including the performance of their respective business segments.

The resulting payouts were deemed to be appropriate in light of Company, business segment, and individual performance, as well as the desire to maintain a strong pay for performance philosophy and culture of differentiation. As a group, the average actual EICP payouts to the NEOs for Fiscal 2015 (after individual performance adjustments) were 96% of the funded amount. Mr. Budzinski was ineligible for an EICP payout due to his termination of employment effective March 10, 2015.

Fiscal 2015 EICP Payouts. The results of the Committee’s final determinations, including the actual incentive paid to each executive for Fiscal 2015, are listed below.

Fiscal 2015 EICP Payouts
Named Executive Officer	Target EICP Value ($)	Target EICP Percentage	Actual Award Paid ($)*	Award Paid (as % of Target)
J. Michael Lawrie	1,875,000	150%	1,875,000	100%
Paul N. Saleh	700,000	100%	700,000	100%
Romil Bahl	604,072	100%	202,360	33.5%
Ashish Mahadwar	470,442	100%	252,160	54%
James R. Smith	650,000	100%	217,750	33.5%
Gary M. Budzinski	650,000	100%	0	–%
____________________

*	Mr. Budzinski did not receive a Fiscal 2015 EICP payout due to his termination of employment effective March 10, 2015.

Long-Term Incentive Compensation

General. Long-term incentive (“LTI”) compensation is the largest component of executive compensation for our NEOs. For Fiscal 2015, our regular cycle LTI awards continued to consist of grants of service-vested stock options (“Stock Options”), weighted 40%, and performance-vested restricted stock units (“Performance Share Units” or “PSUs”) with a three-year performance cycle, weighted 60%.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	41

At the beginning of each fiscal year, the Committee establishes a target LTI grant value for each NEO, expressed as a percentage of base salary, and the relative mix of award types. Individual target LTI grant values are determined in light of market practices, and actual award levels reflect individual performance and succession considerations. The Committee follows a similar process for new executives who join the Company during the fiscal year.

Fiscal 2015 LTI Target Percentage. The following table presents the Fiscal 2015 target LTI grant values, the target LTI percentage and long-term incentives as a percentage of target total direct compensation. The LTI target opportunities for all of our NEOs who were employed by us during Fiscal 2014 (Messrs. Lawrie, Saleh, Smith and Budzinski) were the same in Fiscal 2015 as in Fiscal 2014.

Named Executive Officer	Annualized Base Salary ($)	Target LTI Percentage	Target LTI Value ($)	Percentage of Target Total Direct Compensation
J. Michael Lawrie	1,250,000	700%	8,750,000	74%
Paul N. Saleh	700,000	400%	2,800,000	67%
Romil Bahl	644,000	225%	1,449,000	54%
Ashish Mahadwar	644,000	275%	1,180,667*	51%
James R. Smith	650,000	300%	1,950,000	60%
Gary M. Budzinski	650,000	375%	2,437,500	65%
____________________

*	Mr. Mahadwar’s target LTI value was pro-rated to reflect his mid-year hire date.

Stock Options. Stock Options (comprising 40% of each NEO’s target LTI award) provide value to executives only if the market value of our common stock appreciates over time. The exercise price for each Stock Option is the closing price of our common stock on the grant date. One-third of the Stock Options vest and become exercisable on each of the first three anniversaries of the grant date.

Performance Share Units. Performance Share Units (comprising 60% of each NEO’s target LTI award) provide an opportunity for our executives to earn common stock if targeted performance goals are met over a three-year performance period. Performance is measured based on the Company’s diluted Earnings Per Share from continuing operations (“EPS”). The Committee believes that EPS, aside from being a key measure of stockholder value, serves as the best measure of performance and profitability in light of the Company’s multi-year transformation strategy.

Performance Share Unit awards are designed with overlapping performance periods. The end of Fiscal 2015 marks the completion of:

●	the three-year performance period for Performance Share Units awarded in Fiscal 2013 (“Fiscal 2013 PSUs”),
●	the second year of a three-year performance period for Performance Share Units awarded in Fiscal 2014 (“Fiscal 2014 PSUs”), and
●	the first year of a three-year performance period for Performance Share Units awarded in Fiscal 2015 (“Fiscal 2015 PSUs”).

42	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Messrs. Lawrie and Saleh have received Fiscal 2013, Fiscal 2014 and Fiscal 2015 PSUs; Mr. Smith (hired in Fiscal 2014) has received Fiscal 2014 and Fiscal 2015 PSUs; and Messrs. Bahl and Mahadwar (hired in Fiscal 2015) have received Fiscal 2015 PSUs. Mr. Budzinski forfeited all awards upon his termination of employment effective March 10, 2015.

For each award, EPS performance is measured over the last year in the three-year performance period. The Committee establishes threshold, target and maximum EPS goals, at which 50%, 100% and 200%, respectively, of the target PSUs may vest. Vesting is interpolated for EPS performance between these goals. No PSUs vest if EPS performance is below the threshold goal.

In addition, each award also provides an opportunity for accelerated vesting based on EPS performance in the first and second years of the performance period, in order to recruit, retain and motivate progress toward multiyear transformation goals. 25% of the target PSUs may vest at the end of the first year of the performance period if our EPS for that year equals or exceeds the threshold EPS goal for the award. In addition, 25% of the target PSUs may vest at the end of the second year of the performance period if our EPS for that year equals or exceeds the threshold EPS goal (if not achieved after year one) or if our EPS performance for the second year equals or exceeds the EPS goal at which 75% of the target PSUs vest (if partial vesting occurred after year one). Up to 200% of the target PSUs, less any PSUs which vested in years one or two, may vest at the end of the third year of the performance period, subject to our EPS performance for that year.

Fiscal 2015 PSUs. Each NEO was granted a target number of Fiscal 2015 PSUs as set forth in the “Fiscal 2015 Long Term Incentive Awards” table below. Between 0% and 200% of the target Fiscal 2015 PSUs will vest at the end of Fiscal 2017 based on our EPS performance for Fiscal 2017. The threshold EPS goal (at which 50%, and below which 0%, of the target Fiscal 2015 PSUs will vest) has been set by the Committee at $4.44, subject to adjustment to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, and unusual or infrequently occurring events or transactions.

The Fiscal 2015 PSUs also provide an opportunity for partial vesting in years one and two of the performance period, as described above. One quarter of the target PSUs vested at the end of Fiscal 2015 because our Fiscal 2015 EPS of $4.64* exceeded the EPS goal of $4.44. If our EPS in Fiscal 2016 equals or exceeds the EPS goal at which 75% of the target PSUs may vest, an additional 25% of the target PSUs will vest at the end of Fiscal 2016. Up to 200% of the target PSUs, less any PSUs which received accelerated vesting for Fiscal 2015 or Fiscal 2016, will vest at the end of Fiscal 2017, subject to EPS performance for Fiscal 2017.

Fiscal 2014 PSUs. Between 0% and 200% of the target Fiscal 2014 PSUs will vest at the end of Fiscal 2016 based on our EPS performance for Fiscal 2016. These PSUs also carry the potential for accelerated vesting of 25% of the target award in years one and two based on our EPS performance for those years. As disclosed in our 2014 Proxy, one quarter of the Fiscal 2014 PSUs vested at the end of Fiscal 2014 due to the fact that our EPS for Fiscal 2014 of $4.01 exceeded the threshold EPS goal of $3.03. An additional 25% of the Fiscal 2014 PSUs vested at the end of Fiscal 2015 because our EPS for Fiscal 2015 of $4.64* exceeded the EPS goal at which 75% of the target Fiscal 2014 PSUs may vest of $3.41.

Fiscal 2013 PSUs. The threshold (50% vesting), target (100% vesting) and maximum (200% vesting) EPS goals for the Fiscal 2013 PSUs were $2.07, $2.50 and $2.79, respectively. 150% of the Fiscal 2013 PSUs vested at the end of their three-year performance cycle on the last day of Fiscal 2015, based on our Fiscal 2015 EPS of $4.64*. This amount is equal to the maximum 200%, reduced by the 50% of the Fiscal 2013 PSUs that had previously vested (25% after Fiscal 2013 and an additional 25% after Fiscal 2014, based on our EPS performance for those years exceeding the threshold and 75% vesting levels, respectively) for a net vested amount of 150%.
____________________

*	Represents Earning Per Share from continuing operations for Fiscal 2015 determined in accordance with GAAP of $0.15, plus $3.70 from non-cash pension-related charges, plus $1.35 from SEC-related and other charges, plus $1.26 from a fourth quarter fiscal 2015 special restructuring charge, minus $1.81 benefit from a tax valuation allowance.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	43

Fiscal 2013-Fiscal 2015 PSU Cycle Performance. The table below illustrates the three-year overlapping performance cycle for the Fiscal 2013, Fiscal 2014 and Fiscal 2015 PSU awards:

Award	Performance Period	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017
Fiscal 2013	4/2012-3/2015	25%	25%	150% (200%	–	–
PSUs		vested	vested	less Fiscal 2013
and Fiscal 2014
vested amounts)

Fiscal 2014	4/2013-3/2016	–	25%	25% vested	Up to 200%,	–
PSUs			vested		less Fiscal 2014
and Fiscal 2015
vested amounts

Fiscal 2015	4/2014-3/2017	–	–	25% vested	Up to 25%	Up to 200%,
PSUs						less Fiscal 2015
and Fiscal 2016
vested amounts

Fiscal 2015 Long-Term Incentive Awards. The target award value and the number of shares granted for each element of our LTI compensation for Fiscal 2015 is set forth in the table below.

Fiscal 2015 Long-Term Incentive Awards

				Performance
		Stock Options		Share Units
	Target Long-	Target	Stock	Target	Target Share
	Term	Award	Options	Award	Units
Named Executive Officer	Incentives ($)	Value ($)	(#)	Value ($)	(#)
J. Michael Lawrie	8,750,000	3,500,000	174,216	5,250,000	85,854
Paul N. Saleh	2,800,000	1,120,000	55,749	1,680,000	27,473
Romil Bahl	1,449,000	579,600	28,850	869,400	14,217
Ashish Mahadwar	1,180,667	472,267	24,108	708,400	11,300
James Smith	1,950,000	780,000	38,825	1,170,000	19,133
Gary M. Budzinski*	2,437,500	975,000	48,532	1,462,500	23,917
____________________

*	Mr. Budzinski forfeited all stock options and PSUs shown above upon his termination of employment effective March 10, 2015.

In accordance with CSC’s Equity Grant Policy, the target award values listed in the table above generally differ from the award values listed in the Summary Compensation Table. In order to determine the number of stock options to award, the target grant value for options is divided by the fair market value of an option determined by using the average closing price of CSC stock for the three-month period ending on the grant date and the Black Scholes option pricing model. The number of shares underlying our Performance Share Units is also calculated by dividing the target grant value by the average closing price of CSC stock for the three-month period ending on the grant date. This method is employed to reduce the impact of stock

44	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

price spikes, either positive or negative, when determining the number of shares underlying these awards. In contrast, the grant values in the Summary Compensation Table are determined using the grant date closing price, and the grant values for the Performance Share Units in the Summary Compensation Table are based on the probable achievement of the performance goals at the time of grant, instead of target.

Fiscal 2015 Target Total Direct Compensation

The chart below displays the value of each element of target Total Direct Compensation described above for our NEOs. As noted above in the discussion of each element of compensation, the value of compensation actually realized will vary from the Committee’s targets based on our financial results and our stock price performance.

Named Executive Officer	Base Salary ($)	Target Annual Cash Incentives ($)	Target Long-Term Incentive Grant Value ($)	Target Total Direct Compensation ($)
J. Michael Lawrie	1,250,000	1,875,000	8,750,000	11,875,000
Paul N. Saleh	700,000	700,000	2,800,000	4,200,000
Romil Bahl	606,846	604,072	1,449,000	2,659,918
Ashish Mahadwar	470,615	470,442	1,180,667	2,121,724
James R. Smith	650,000	650,000	1,950,000	3,250,000
Gary M. Budzinski	650,000	650,000	2,437,500	3,737,500

Other Incentive Awards

Special CEO Performance Award. In recognition of Mr. Lawrie’s successful leadership in executing the Company’s transformation strategy and as a further incentive to continue that process, on July 15, 2014, Mr. Lawrie, received a special PSU award with an intended grant-date value of $2,500,000. Based on our Equity Grant Policy, this translated into an award of 40,368 PSUs. Up to 100% of the award will vest and be converted into shares of our common stock on the first anniversary of the grant date if certain financial, governance and organizational performance goals are met, subject to Mr. Lawrie’s continued employment.

The financial goal is achievement of at least 80% of our corporate OI goal for Fiscal 2015. As discussed above under “Annual Incentive Compensation Plan: Fiscal 2015 Results,” this goal has been met. The governance and organizational goals require demonstrated progress in achieving best-in-class board governance and engagement, leadership preparedness and stability objectives. The Compensation Committee will evaluate achievement of the governance and organizational goals in July 2015.

Inducement Awards. As an inducement to join the Company, Messrs. Bahl and Mahadwar each received a one-time restricted stock unit (RSU) grant in connection with their hiring, in the amount of 50,000 RSUs for Mr. Bahl and 40,000 RSUs for Mr. Mahadwar. Each inducement grant vests over a three-year period following the grant date, subject to the executive’s continued employment. Mr. Mahadwar also received a cash signing bonus in the amount of $200,000, payable in two equal installments after 6 and 12 months of employment. A pro-rata portion of the signing bonus is subject to repayment if Mr. Mahadwar resigns or his employment is terminated for cause within 12 months after the date on which each installment is paid.

In connection with his hiring in May 2013, Mr. Smith also received a sign-on bonus which was paid in May 2014 and is reflected in the Summary Compensation Table below.

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Other Executive Compensation

Post-Employment Benefits

Retirement Plans. The Committee views retirement benefits as an important component of our executive compensation program. As such, we offer our employees, including the NEOs, a retirement program that provides the opportunity to accumulate retirement income. We periodically review our benefits program against our peer group and aim for the program to be competitive. None of our NEOs is eligible to participate in our frozen defined-benefit pension plan.

Retirement Plans
CSC Matched Asset Plan (“MAP”)	Broad-based, qualified, defined contribution 401(k) plan with company match on a portion of employee contributions and directed investment alternatives.
Deferred Compensation Plan

CSC maintains the CSC Deferred Compensation Plan, which is offered to approximately 2,000 U.S. executives annually. This unfunded plan allows participants to defer receipt of incentive compensation and salary. Additional details can be found under “Fiscal Year 2014 Nonqualified Deferred Compensation” below.

Career Shares. CSC grants Career Shares in the form of RSUs to a select, limited number of key executives. The Committee believes that the Career Share program has been a valuable compensation tool for attracting and retaining mid-career executive talent. Once vested, delivery of shares commences at retirement and is spread ratably in 10 annual installments following retirement, thereby continuing to tie a portion of the executive’s post-retirement income to share value and promoting long-term alignment with stockholder interests. The Career Share program replaces the Company’s Supplemental Executive Retirement Plan which was frozen in 2009.

At the beginning of Fiscal Year 2015, each of the NEOs other than Messrs. Bahl and Mahadwar (who joined the Company mid-year) received Career Share grants in an amount equal to 25% of their Fiscal 2014 base salary and EICP payout for Fiscal 2014. Mr. Lawrie’s and Mr. Saleh’s Career Shares fully vest at age 62 (subject to continued employment), or at or after age 55 with at least five years of continued employment. Since he entered the program after June 2012, Mr. Smith’s Career Shares provide for 50% vesting upon him reaching age 55 with five years of service, and additional vesting in 10% increments for each additional year of service beyond five years, with full vesting at age 62. Mr. Budzinski forfeited his Career Shares upon his termination of employment effective March 10, 2015.

Severance and Change in Control Compensation

In order to offer competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals, we offer certain post-employment benefits to a select group of executive officers, including our NEOs. The Severance Plan for Senior Management and Key Employees (the “Severance Plan”) provides “double trigger” income and benefits continuity protection to the executive for the limited case in which the employment of the executive officer is terminated by the Company without cause or by the executive for good reason during a specified window of time following a change in control. The Severance Plan is intended to preserve executive productivity and encourage retention during an actual or potential change in control of the Company. We believe the importance of these benefits increases with the position and level of responsibility of the executive.

46	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

We also maintain an Executive Officer Severance Policy (the “Severance Policy”) to provide severance benefits in the discretion of the Compensation Committee and the CEO to certain executives whose employment with the Company is terminated by the Company without cause in situations not involving a change in control. The Severance Policy covers those executives reporting directly to the CEO who are Section 16 officers. An executive who resigns from the Company is not entitled to benefits under the Severance Policy.

Mr. Lawrie does not participate in the Severance Plan, nor is he covered under the Severance Policy. Instead, the Company has entered into an employment agreement with Mr. Lawrie that provides for certain severance payments. Additional details regarding the Severance Plan, the Severance Policy and Mr. Lawrie’s severance benefits under his employment agreement are provided under “Potential Payments Upon Change in Control and Termination of Employment” below.

The Company has entered into non-compete agreements with each of our executive officers other than the CEO. These agreements generally prohibit our executives from competing with CSC for 12 months following any termination of employment, prohibit our executives from soliciting our employees or clients for 24 months following any termination of employment, and contain a non-disclosure provision. We entered into these agreements in an effort to protect vital Company interests. Mr. Lawrie is subject to separate non-compete requirements under the terms of his employment agreement.

Perquisites and Other Benefits

Health Care Benefits. We provide health care benefits to eligible employees, including medical, dental, life, disability and accident insurance. These benefits are available to all U.S. employees generally, including the NEOs. These programs are designed to provide certain basic quality of life benefits and protections.

Perquisites. CSC provides certain limited perquisites to senior executives, including the NEOs, in order to enhance their security and productivity. The Committee reviews the perquisites provided to the NEOs annually as part of its overall review of executive compensation. The Committee has determined that it is reasonable and competitive to provide relocation benefits to newly hired or relocated executives.

In addition, the CEO may use Company owned or leased aircraft for personal purposes and, at times, is advised to use such aircraft for security reasons even if for personal travel. The CEO is taxed on the value of this usage according to IRS rules and no tax gross-up is provided for personal usage of corporate aircraft. See the notes to the Summary Compensation Table for more information regarding the perquisites provided to the NEOs.

Compensation Framework

Role of Management

The CEO, with the assistance of the Chief Human Resources Officer (“CHRO”), conducts an annual review of the total compensation of each executive officer, including the NEOs. The CEO’s review includes an assessment of each executive officer’s performance, the performance of the individual’s respective business or function, executive retention considerations, succession potential and the competitive market. Following such review, the CEO recommends base salaries and target annual and LTI opportunities for the executive officers to the Committee.

Role of the Compensation Committee

The Committee, which is comprised entirely of independent directors, is responsible for overseeing the Company’s compensation policies and programs. In fulfilling its responsibilities, the Committee annually reviews general trends in executive compensation, compensation design, and the total value and mix of

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	47

compensation for our executive officers. This process includes the review and approval of the target and actual Total Direct Compensation of each executive officer, taking into consideration internal pay equity, tenure and performance of various executive officers, potential future contributions, succession, and competitive market information. Pursuant to its charter, the Committee may delegate any of its responsibilities to a subcommittee or to Company employees or others. The Committee has not delegated its authority for compensation for executive officers. However, the Committee has delegated authority under CSC’s equity incentive plans to the CEO to grant equity awards to employees who are not senior executives, subject to certain limits.

CEO Compensation. The Committee works directly with its compensation consultant to provide a decision-making framework for setting the CEO’s target Total Direct Compensation. The Committee establishes the goals and objectives relevant to the CEO’s compensation and makes a recommendation to the Board for the CEO’s compensation. The independent directors of the Board review the Committee’s recommendations and determine the CEO’s total compensation, within the framework provided by Mr. Lawrie’s employment agreement.

Role of Compensation Consultant

To assist the Committee in discharging its responsibilities, the Committee has directly retained PM&P as its independent compensation consultant.

PM&P consults with the Committee on executive compensation matters generally, including advising on trends and best practices in the design, composition and policies of executive compensation programs and providing commentary and advice on management proposals to the Committee. Specifically, during Fiscal 2015, PM&P advised the Committee on:

●	Pay practice trends
●	Proxy trends
●	CEO compensation
●	Non-employee director compensation
●	Pay for performance
●	Selection of peer group companies; and
●	Peer group pay comparisons

PM&P also attended most Committee meetings at the request of the Committee Chair. Other than the work performed in Fiscal 2015 for the Committee, PM&P did not provide any other services to CSC or its executive officers. Based on this and other factors reviewed by the Committee, the Committee has determined that the work performed by PM&P does not raise any conflict of interest.

Review of Market Compensation Data

CSC reviews market pay levels and practices for NEOs using a combination of survey data and proxy disclosures on pay for our peer group. The Committee reviews the peer group periodically and identified the following companies as CSC’s peer group for the purposes of reviewing the competitiveness of compensation opportunities for the NEOs for Fiscal 2015: Accenture, plc; Northrop Grumman Corp.; Raytheon Co.; Xerox Corp.; EMC Corporation; L-3 Communications Holdings, Inc.; Texas Instruments, Inc.; Western Digital Corp.; Textron, Inc.; Automatic Data Processing, Inc.; Motorola Solutions, Inc.; Cognizant Technology Solutions Corp.; Hewlett-Packard Co.; International Business Machines; Microsoft Corp.; Seagate Technology Plc; Fidelity National Information Services and Teradata Corp. (the “Peer Group”).

The Committee considered several factors in its choice of peers, including the market in which the Company competes for executive talent, certain strategic aspects of the Company’s turnaround strategy, and stockholder concerns. The Committee determined that including significantly larger companies by revenue in the Peer Group was appropriate given that we compete with these companies for executive talent, but ensured that PM&P regressed the compensation data for these larger companies to enhance its comparability.

48	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

In October 2014, the Committee reviewed the Peer Group but did not make any changes from the peer group that was used in Fiscal 2014. The Peer Group of 18 is reflected in the following table. CSC Fiscal 2015 revenue of $12.2 billion ranked near the median revenue of $14.1 billion for the 14 revenue-size relevant peer

Peer Group
	Revenue
Company Name	($ in billions)*
Hewlett-Packard Company	108.3
Microsoft Corporation	94.8
International Business Machines	89.9
Accenture plc	32.8
EMC Corporation	24.6
Northrop Grumman Corporation	24.1
Raytheon Company	22.6
Xerox Corporation	18.9	Size Relevant Peer Companies
Western Digital Corporation	15.0
Seagate Technology Public Limited Company	14.1
Textron, Inc.	14.1
Texas Instruments Incorporated	13.2
L-3 Communications Corporation	11.9
Automatic Data Processing, Inc.	11.3
Cognizant Technology Solutions Corporation	10.8
Fidelity National Information Services, Inc.	6.4
Motorola Solutions, Inc.	5.3
Teradata Corporation	2.7
____________________
*	Represents 12 months of revenue through March 2015 except for:
(1)	Hewlett-Packard Company revenue: 12 months ending April 30, 2015
(2)	Accenture plc revenue: 12 months ending February 28, 2015
(3)	Western Digital Corporation: 12 months ending April 3, 2015
(4)	Seagate Technology Public Limited Company: 12 months ending April 3, 2015
(5)	Textron Inc.: 12 months ending April 4, 2015
(6)	Motorola Solutions, Inc.: 12 months ending April 4, 2015

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	49

Additional Compensation Policies

In addition to the components of our executive compensation program, we maintain the compensation policies described below.

Policy on Transactions in Company Securities and Related Derivatives

The Board of Directors has adopted a policy prohibiting directors, corporate officers and each employee of CSC or its subsidiaries who are financial insiders, and members of their immediate families, from entering into any transactions in CSC’s securities except during announced trading periods, or pursuant to a trading plan under Rule 10b5-1 of the Exchange Act. Such transactions are subject to pre-approval by the Company’s CEO, CFO, CHRO and General Counsel prior to entering any such transaction. In addition, CSC prohibits directors, officers and financial insiders, and members of their immediate families, from derivative security transactions with respect to equity securities of CSC. CSC also discourages persons subject to such policy from margining or pledging CSC stock to secure a loan or purchase shares of CSC stock on margin. None of the NEOs has margined or pledged any CSC stock.

Equity Ownership Guidelines

The Committee has adopted equity ownership guidelines for senior level executives to encourage them to build their ownership positions in our common stock over time and retain shares they earn through our equity incentive plans. The Committee believes that stock ownership by our executive officers further aligns their interests with those of long-term stockholders. Under the equity ownership guidelines, each senior level executive who has not yet achieved the equity ownership levels must retain a certain percentage of the net shares (after withholding for taxes and exercise price) resulting from stock option exercises, Performance Share Unit payments or other Long-Term Incentives until the levels are achieved. During Fiscal 2015, in order to encourage executives to meet the guidelines more quickly, the Committee modified the retention requirement from a static to a scaled model, with higher retention requirements the farther an executive is from meeting the guidelines. Under this new retention requirement, executives who have satisfied 50% or less of their ownership guideline must retain 100% of their net shares, executives who have satisfied between 51% and 75% of their ownership guideline must retain 75% of their net shares, and executives who have satisfied more than 75% of their ownership guidelines must retain 50% of their net shares.

The ownership guidelines for our NEOs are as follows:

Position	Stock Value as a Percentage of Base Salary
Chief Executive Officer	700%
Other Named Executive Officers	300%

The Committee reviews compliance with the guidelines on an annual basis and considers the amount of common stock held directly or through the Company’s MAP, Career Shares and RSUs (but not Performance Share Units) in determining whether an executive has achieved his designated equity ownership level.

50	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Tax Deductibility of Compensation

Section 162(m) limits a company’s annual tax deduction for compensation to its CEO and its three other highest-paid executive officers employed at year-end (other than the CFO) to $1 million per person, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the stockholders. It is our policy to design and administer our compensation program in a tax efficient manner and the Committee considers the impact of the deduction limitations imposed by Section 162(m) on the Company. As noted above, compensation decisions are made, among other things, to ensure market competitiveness, to reward outstanding performance, and to attract proven talent. Sometimes this results in compensation amounts being non-deductible under Section 162(m). For example, since the CEO’s salary is above the $1 million threshold, a portion of his salary and his perquisites are not deductible by the Company.

Compensation Recoupment Policy

CSC maintains a compensation recoupment or “clawback” policy that permits the Company to recover performance-based compensation from participants whose fraud or intentional illegal conduct materially contributed to a financial restatement. The policy allows for the recovery of the difference between compensation awarded or paid and the amount which would have been paid had it been calculated based on the restated financial statements, excluding any tax payments. In addition, under the Company’s equity grant agreements, employees may be required to forfeit awards or gains if a recipient breaches the non-competition, non-solicitation of employees, or non-disclosure provisions of such agreements.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	51

Summary Compensation Table

The following table provides information on the compensation of the Named Executive Officers in the Fiscal Years indicated.

Name & Principal Position[1] (a)	Fiscal Year (b)	Salary[2] ($) (c)	Bonus[3] ($) (d)	Stock Awards[4] ($) (e)	Option Awards[5] ($) (f)	Non-Equity Incentive Plan Compensation[6] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[7] ($) (h)	All Other Compensation[8] ($) (i)	Total ($) (j)
J. Michael Lawrie	2015	1,250,000	–	8,614,596	3,262,979	1,875,000	–	451,305	15,453,880
President and Chief	2014	1,250,000	–	5,929,207	3,582,098	2,182,500	–	323,390	13,267,195
Executive Officer	2013	1,250,000	–	13,656,687	2,936,580	3,002,000	–	442,921	21,288,188
Paul N. Saleh	2015	700,000	–	2,041,916	1,044,151	700,000		6,325	4,492,392
Executive Vice	2014	700,000	–	1,895,080	1,146,270	781,200	–	4,299	4,526,849
President and Chief	2013	600,385	–	2,365,686	924,616	750,512	–	5,326	4,646,525
Financial Officer
Romil Bahl	2015	606,846	–	3,927,315	540,346	202,360	–	27,605	5,304,472
Executive Vice President
and General Manager,
Global Industries
Ashish Mahadwar	2015	470,615	100,000	3,017,466	438,691	252,160	–	4,664	4,283,596
Executive Vice President
and General Manager,
Strategic Business
James R. Smith	2015	650,000	50,000	1,375,609	727,173	217,750	–	27,321	3,047,853
Executive Vice
President, Global
Business Services
Gary M. Budzinski	2015	617,500	–	1,693,446	908,980	–	–	149,588	3,369,514
Former Executive Vice	2014	650,000	–	1,618,295	997,863	301,600	–	58,249	3,626,007
President and General	2013	537,500	–	1,320,431	912,630	504,533	–	56,620	3,331,714
Manager, Global
Infrastructure Services
____________________

1.	Mr. Lawrie joined the Company as President and Chief Executive Officer on March 19, 2012.

Mr. Saleh joined the Company as Executive Vice President and CFO on May 23, 2012.

Mr. Bahl joined the Company as Executive Vice President and General Manager, Global Industries on April 21, 2014.

Mr. Mahadwar joined the Company as Executive Vice President and General Manager, Strategic Business, on July 7, 2014.

Mr. Smith joined the Company as a Vice President on May 13, 2013 and was promoted to Executive Vice President, Global Business Services, on August 17, 2013.

Mr. Budzinski joined CSC as an Executive Vice President and General Manager, Global Infrastructure Services on June 4, 2012. Mr. Budzinski’s employment with the Company terminated effective March 10, 2015.

52	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

2.	The amounts shown in Column (c) reflect all salary earned during the fiscal year, whether or not payment was deferred pursuant to the Deferred Compensation Plan or any other plan. All NEOs are paid in U.S. dollars. Salary earned reflects pro-rated salaries for partial-year new hires such as Mr. Bahl and Mr. Mahadwar.

3.	The amounts shown in Column (d) reflect new-hire sign-on bonuses that were paid to Mr. Mahadwar on January 15, 2015 and to Mr. Smith on May 16, 2014.

4.	The amounts shown in Column (e) reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for performance-vesting and service-vesting RSUs granted during the fiscal year, including Career Shares where applicable. Career Shares are subject to the CEO’s nomination and Committee approval.

Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Note 1 to the Company’s consolidated financial statements set forth in the Company’s 2015 Annual Report filed on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718. Performance Share Units and RSUs canceled or forfeited during Fiscal Year 2015 are as follows:

Fiscal 2015 Total Stock Award
Name	Cancellation/Forfeitures
Gary M. Budzinski	84,659

These cancellations/forfeitures represent PSUs and Career Shares that were forfeited upon Mr. Budzinski’s termination of employment effective March 10, 2015.

A substantial portion of the stock awards granted consisted of PSUs. For all PSUs, the amounts included in Column (e) reflect the value at the grant date based upon the estimated performance during the performance period at 100% of target. The maximum grant date values of the Fiscal 2015 stock awards (including service-vesting RSUs and Career Shares and assuming that PSUs pay out at the maximum of 200% of target) are as follows:

Fiscal 2015 Stock
Awards at
Name	Maximum Value ($)
J. Michael Lawrie	13,843,104
Paul N. Saleh	3,715,022
Romil Bahl	4,793,131
Ashish Mahadwar	3,682,132
James R. Smith	2,540,809
Gary M. Budzinski	3,149,992

5.	The amounts shown in Column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	53

Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of stock options, reference is made to the section of Note 1 to the Company’s consolidated financial statements set forth in the Company’s 2015 Annual Report on Form 10-K providing details of the Company’s accounting under FASB ASC Topic 718. Stock options canceled or forfeited during Fiscal Year 2015 are as follows:

Fiscal 2015 Total Option
Award Cancellation/
Name	Forfeitures
Gary M. Budzinski	144,019

These cancellations/forfeitures represent stock options that were forfeited upon Mr. Budzinski’s termination of employment effective March 10, 2015.

6.	The amounts shown in Column (g) reflect amounts earned during the fiscal year under the EICP, whether or not payment was deferred pursuant to the Deferred Compensation Plan.

7.	No NEO participated in the Company’s pension plan or received above-market or preferential earnings from the Deferred Compensation Plan for any year presented in the table.

8.	Column (i) includes the total dollar amount of all other compensation, perquisites and other property paid to the NEOs. During Fiscal 2015, the Company provided the following perquisites and other personal benefits, or property, to NEOs, except as otherwise indicated: personal use of Company aircraft (Mr. Lawrie), housing expense (Mr. Lawrie), commuting expense (Messrs. Lawrie, Bahl, Smith and Budzinski), annual medical screening (Mr. Lawrie), financial counseling (Mr. Budzinski) and vacation encashment (Messrs. Smith and Budzinski). In addition, the Company makes matching contributions to the Company’s broad-based 401(k) defined contribution plan on behalf of the NEOs. The Company also pays premiums for life insurance policies for the benefit of the NEOs, none of whom has or will receive, or has been allocated, an interest in any cash surrender value under these policies. The Company also made a severance payment to Mr. Budzinski in connection with his termination of employment. The amount in the table below represents the first installment (paid during Fiscal 2015) of the total severance benefit of $325,000 and $20,000, paid during Fiscal 2015 to cover healthcare costs, payable to Mr. Budzinski.

The incremental cost of each perquisite representing more than 10% of the value of all of an executive’s perquisites or, if greater, more than $25,000, and the amount of matching contributions to the defined contribution plan, life insurance premiums and severance benefits paid for each NEO in Fiscal Year 2015 are set forth below:

			401(k) Plan	Basic Life
Named Executive Officer	Personal Use of	Commuting	Matching	Insurance	Severance
(NEO)	Company Aircraft	Expenses	Contributions	Premiums	Benefits
J. Michael Lawrie	361,778	54,131	7,548	1,605	–
Paul N. Saleh	–	–	5,200	1,125	–
Romil Bahl	–	–	4,952	972	–
Ashish Mahadwar	–	–	3,900	764	–
James R. Smith	–	–	7,800	1,043	–
Gary M. Budzinski	–	44,029	7,800	984	74,167

54	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

The incremental cost of Mr. Lawrie’s use of Company aircraft is based on the variable costs to the Company, including fuel costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. This calculation does not include fixed costs which do not change based on usage, such as depreciation, leasing costs, and flight crew salaries.

All employees (including the NEOs) with at least one year of service are vested in the matching contributions credited to their 401(k) accounts.

Summary of CEO Compensation Realized in Fiscal 2015

The table below provides a different perspective on compensation that is supplemental to the information contained in the Summary Compensation Table. This table details the pre-tax income realized by Mr. Lawrie during Fiscal 2015 from base salary, annual incentive compensation, and annual cycle and inducement long term equity incentive compensation from which Mr. Lawrie has received cash or vested shares (including dividend equivalents paid on RSUs). It does not include non-qualified deferred compensation or other compensation included in column “h” of the Summary Compensation Table or vested, unexercised stock options.

In Fiscal 2015, the majority of Mr. Lawrie’s realized compensation resulted from performance-based awards. The Company’s success enabled 25% of target Fiscal 2013 annual cycle PSU grants and 25% of target Fiscal 2014 annual cycle PSU grants to experience accelerated vesting after certification of Fiscal 2014 EPS.

		Annual	Pre-Tax
	Applicable	Rate/Target	Realized
Cash Compensation	Period	($)	Amount ($)	Explanation
Salary	Fiscal 2015	$1,250,000	$1,250,000	Represents base salary for full FY2015

Annual Cash Incentive	Fiscal 2015	$1,875,000	$1,875,000

Target EICP was set at 150% of base salary. Actual EICP paid at 150% of base salary (i.e., at 100% of Target) because of CSC’s and Mr. Lawrie’s performance vs. pre-specified FY2015 EICP goals, as described in the CD&A.

Total Cash Compensation		$3,125,000	$3,125,000

		Award	Pre-Tax
	Applicable	Date Value	Realized
Equity Compensation	Period	($)	Amount ($)
Time-Vesting Inducement RSUs	Fiscal 2015	$1,368,000	$3,395,000

A total of 50,000 Time-Vesting Inducement RSUs (representing 25% of the 200,000 RSU grant with a 4-year graded vesting schedule) vested on April 3, 2015 (i.e., the final day of FY2015). The Pre-Tax Realized Income includes the 139% CSC stock price increase from grant date through vesting date plus $126,000 of dividend equivalents, equal to CSC TSR of 139% during that period.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	55

		Award	Pre-Tax
	Applicable	Date Value	Realized
Equity Compensation	Period	($)	Amount ($)
FY2013 Performance-Vesting Annual Cycle RSUs	Fiscal 2014	$1,200,417	$2,822,127

On May 22, 2014, 45,010 PSUs (representing 25% of the FY2013 Annual Cycle PSU grant) had experienced accelerated vesting because FY2014 EPS had exceeded the pre-specified EPS goal for such accelerated vesting. The Pre-Tax Realized Income includes the 129.1% CSC stock price increase from grant date through vesting date plus $72,016 of dividend equivalents, equal to CSC TSR of 129.1% during that period.

FY2014 Performance-Vesting Annual Cycle RSUs	Fiscal 2014	$1,232,697	$1,708,935	On May 22, 2014, 27,608 PSUs (representing 25% of the FY2014 Annual Cycle PSU grant) had experienced accelerated vesting because FY2014 EPS had exceeded the pre-specified FY2014 EPS threshold for such accelerated vesting. The Pre-Tax Realized Income includes the 36.8% CSC stock price increase from grant date through vesting date plus $22,086 of dividend equivalents, equal to CSC TSR of 36.8% during that period.

Total Equity Compensation		$3,801,114	$7,926,062
Total Realized Compensation		$6,926,114	$11,051,062

56	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Grants of Plan-Based Awards

The following table provides information on EICP awards, RSUs and stock options granted to the NEOs in the Fiscal Year ended April 3, 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m)
Name (a)	Grant Date (b)	Approval Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
J. Michael Lawrie
EICP			937,500	1,875,000	3,750,000	–	–	–	–	–	–	–
RSUs – Performance	5/16/2014	5/14/2014	–	–	–	21,464	85,854	171,708	–	–	–	5,228,509
Special PSU Award	7/15/2014	6/24/2014	–	–	–	–	40,368	–	–	–	–	2,531,477
RSUs – Career Shares	5/16/2014	5/14/2014	–	–	–	–	–	–	14,033	–	–	854,610
Stock Options	5/16/2014	5/14/2014	–	–	–	–	–	–	–	174,216	60.90	3,262,979
Paul N. Saleh
EICP			350,000	700,000	1,400,000	–	–	–	–	–	–	–
RSUs – Performance	5/16/2014	5/13/2014	–	–	–	6,868	27,473	54,946	–	–	–	1,673,106
RSUs – Career Shares	5/16/2014	5/13/2014	–	–	–	–	–	–	6,056	–	–	368,810
Stock Options	5/16/2014	5/13/2014	–	–	–	–	–	–	–	55,749	60.90	1,044,151
Romil Bahl
EICP			302,036	604,072	1,208,144	–	–	–	–	–	–	–
RSUs – Performance	5/16/2014	5/13/2014	–	–	–	3,554	14,217	28,434	–	–	–	865,815
RSUs – Inducement	5/15/2014	4/9/2014	–	–	–	–	–	–	50,000	–	–	3,061,500
Stock Options	5/16/2014	5/13/2014	–	–	–	–	–	–	–	28,850	60.90	540,346
Ashish Mahadwar
EICP			235,221	470,442	940,884	–	–	–	–	–	–	–
RSUs – Performance	8/15/2014	5/14/2014	–	–	–	2,825	11,300	22,600	–	–	–	664,666
RSUs – Inducement	8/15/2014	6/12/2014	–	–	–	–	–	–	40,000	–	–	2,352,800
Stock Options	8/15/2014	5/14/2014	–	–	–	–	–	–	–	24,108	58.82	438,691
James R. Smith
EICP			325,000	650,000	1,300,000	–	–	–	–	–	–	–
RSUs – Performance	5/16/2014	5/13/2014	–	–	–	4,783	19,133	38,266	–	–	–	1,165,200
RSUs – Career Shares	5/16/2014	5/13/2014	–	–	–	–	–	–	3,455	–	–	210,410
Stock Options	5/16/2014	5/13/2014	–	–	–	–	–	–	–	38,825	60.90	727,173
Gary M. Budzinski
EICP			325,000	650,000	1,300,000	–	–	–	–	–	–	–
RSUs – Performance	5/16/2014	5/13/2014	–	–	–	5,979	23,917	47,834	–	–	–	1,456,545
RSUs – Inducement	5/16/2014	5/13/2014	–	–	–	–	–	–	3,890	–	–	236,901
Stock Options	5/16/2014	5/13/2014	–	–	–	–	–	–	–	48,532	60.90	908,980
____________________

1.	The amounts shown in Columns (d), (e) and (f) reflect the threshold, target and maximum amounts which could be earned under the EICP for Fiscal 2015. Actual amounts earned for Fiscal 2015 under the EICP are set forth in column (g) of the Summary Compensation Table.

2.	For the annual cycle PSUs, the number of shares which may vest ranges from 25% of the target shares if Fiscal 2015 or Fiscal 2016 EPS threshold is met, to a maximum of 200% of the target shares if Fiscal 2017 EPS maximum is achieved. The threshold number contained in Column (g) represents achievement of 25% of target, but the actual payment could range to zero. In May 2015, the Committee determined that

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	57

the threshold EPS was achieved for Fiscal 2015. Thus, for all NEOs other than Mr. Budzinski, 25% of the target units were earned and paid during the first quarter of Fiscal Year 2016. Mr. Budzinski’s Fiscal 2015 PSUs were forfeited upon his termination of employment effective March 10, 2015.

For the special PSU award for Mr. Lawrie, up to 100% of the target shares may vest on the first anniversary of the grant date if the applicable performance goals have been achieved. There is no threshold or maximum payout associated with this award. See CD&A, “Other Incentive Awards–Special CEO Performance Award” for additional details.

3.	Career Shares granted in Fiscal 2015 were RSUs that vest upon the executive reaching a certain age and/or a certain number of years of service. See CD&A, “Other Executive Compensation – Career Shares” for additional details. Career Shares are settled in shares of CSC stock at the rate of 10% of the shares granted on each of the first ten anniversaries of the executive’s retirement date.

Messrs. Bahl and Mahadwar each received a service-vesting inducement RSU grant at the time of hire. Each of the grants vests over a 3-year period from the grant date, with Mr. Bahl’s award vesting in two equal tranches on the second and third anniversaries of the grant date and Mr. Mahadwar’s award vesting in three equal tranches on the first, second and third anniversaries of the grant date. The vesting of half of Mr. Bahl’s award accelerates if his employment is terminated without cause prior to the second anniversary of the grant date. If Mr. Mahadwar’s employment is terminated without cause, his award vests as follows: 27,000 RSUs receive accelerated vesting if the termination occurs prior to the first anniversary of the grant date; 13,334 if the termination occurs between the first and second anniversaries of the grant date; and 6,667 if the termination occurs after the second anniversary of the grant date. See CD&A, “Other Incentive Awards—Inducement Awards” for additional information.

58	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on unexercised stock options and unvested RSUs held by the NEOs on April 3, 2015.

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1,2] ($) (i)
J. Michael Lawrie	7/15/2014	–	–		–	–	–		–	40,368	[3]	2,639,260
	5/16/2014	–	–		–	–	–		–	85,854	[4]	5,613,135
	5/16/2014	–	–		–	–	14,033	[5]	917,478	–		–
	5/16/2014	–	174,216	[6]	60.90	5/16/2024	–		–	–		–
	5/20/2013	87,457	174,912	[7]	44.65	5/20/2023	–		–	–		–
	5/20/2013	–	–		–	–	–		–	193,258	[8]	12,635,208
	5/20/2013	–	–		–	–	22,360	[5]	1,461,897	–		–
	5/22/2012	–	–		–	–	–		–	270,062	[9]	17,656,654
	4/16/2012	403,859	–		27.36	4/16/2022	–		–	–		–
	4/16/2012	–	–		–	–	50,000	[10]	3,269,000	–		–
Paul N. Saleh	5/16/2014	–	–		–	–	–		–	27,473	[4]	1,796,185
	5/16/2014	–	–		–	–	6,056	[11]	395,941	–		–
	5/16/2014	–	55,749	[6]	60.90	5/16/2024	–		–	–		–
	5/20/2013	27,986	55,972	[7]	44.65	5/20/2023	–		–	–		–
	5/20/2013	–	–		–	–	–		–	61,843	[8]	4,043,295
	5/20/2013	–	–		–	–	7,104	[11]	464,460	–		–
	6/15/2012	92,754	46,376	[12]	24.71	6/15/2022	–		–	–		–
	6/15/2012	–	–		–	–	–		–	91,107	[9]	5,956,576
	6/15/2012	–	–		–	–	35,000	[13]	2,288,300	–		–
Romil Bahl	5/16/2014	–	–		–	–	–		–	14,217	[4]	929,507
	5/16/2014	–	28,850	[6]	60.90	5/16/2024	–		–	–		–
	5/15/2014	–	–		–	–	50,000	[14]	3,269,000	–		–
Ashish Mahadwar	8/15/2014	–	–		–	–	–		–	11,300	[4]	738,794
	8/15/2014	–	–		–	–	40,000	[15]	2,615,200	–		–
	8/15/2014	–	24,108	[6]	58.82	8/15/2024	–		–	–		–
James R. Smith	5/16/2014	–	–		–	–	–		–	19,133	[4]	1,250,916
	5/16/2014	–	–		–	–	3,455	[16]	225,888	–		–
	5/16/2014	–	38,825	[6]	60.90	5/16/2024	–		–	–		–
	9/16/2013	5,873	11,744	[17]	52.65	9/16/2023	–		–	–		–
	9/16/2013	–	–		–	–	–		–	14,813	[8]	968,474
	6/17/2013	4,612	9,224	[18]	45.20	6/17/2023	–		–	–		–
	6/17/2013	–	–		–	–	–		–	10,195	[8]	666,549
	6/17/2013	–	–		–	–	8,632	[19]	564,360	–		–

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	59

		Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1,2] ($) (i)
Gary M. Budzinski	5/20/2013	24,363	–	44.65	6/10/2015	–	–	–	–
	7/16/2012	46,763	–	23.33	6/10/2015	–	–	–	–
____________________

1.	As required by SEC rules, the market value of service-vesting RSUs shown in column (f) and Performance Share Units shown in Column (h) is based on the $65.38 closing market price of CSC common stock on April 2, 2015.

2.	As required by SEC rules, the number of unearned Performance Share Units and the market value of unearned Performance Share Units shown in Columns (h) and (i) are based on achieving target performance goals for the Fiscal 2015 PSUs awards and maximum performance goals for the Fiscal 2014 and Fiscal 2013 PSU awards.

3.	Represents the target number of Performance Share Units that vest on July 15, 2015 subject to the Company’s OI performance for Fiscal 2015 and Mr. Lawrie’s achievement of certain governance and organizational goals.

4.	Represents 100% of the target number of Performance Share Units that vest subject to the Company’s EPS performance for the three-year period ending on the last day of Fiscal 2017. Partial accelerated vesting may occur if the Company’s EPS performance is at or above certain levels during Fiscal 2015 or Fiscal 2016. In May 2015, the Committee determined that the threshold performance goal had been achieved during Fiscal 2015, resulting in accelerated vesting and payout of 25% of the target units during the first quarter of Fiscal 2016.

5.	Represents Career Shares that vested on June 5, 2015.

6.	Vests in equal tranches on the first three anniversaries of the grant date.

7.	Half vested on May 20, 2015 and the remaining half will vest on May 20, 2016.

8.	Represents 175% of the target number of Performance Share Units that vest subject to the Company’s EPS performance for the three-year period ending on the last day of Fiscal 2016, i.e., the maximum payout of 200% less the 25% of the target units that previously vested following the end of Fiscal 2014. Partial accelerated vesting may occur if the Company’s EPS performance is at or above certain levels during Fiscal 2014 or Fiscal 2015. On May 13, 2014, the Committee determined that the metrics for Fiscal 2014 had been achieved, resulting in a payout of 25% of the target units during the first quarter of Fiscal 2015. In May 2015, the Committee determined that the 75% EPS performance goal had been achieved during Fiscal 2015, resulting in accelerated vesting and payout of an additional 25% of the target units during the first quarter of Fiscal 2016.

60	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

9.

Represents 150% of the target number of Performance Share Units that vest subject to the Company’s EPS performance for the three-year period ending on the last day of Fiscal 2015, i.e., the maximum payout of 200% less the aggregate 50% of the target units that previously vested following the end of Fiscal 2013 and Fiscal 2014. In May 2015, the Compensation Committee determined that the maximum EPS performance goal had been achieved during Fiscal 2015, resulting in vesting and payout of 150% of the target units during the first quarter of Fiscal 2016.

10.	Represents Mr. Lawrie’s Inducement Service RSUs. One-fourth vests on the final day of each of the four Fiscal Years following the grant date. The remaining vesting date is April 1, 2016, the last day of Fiscal 2016.

11.	Represents Career Shares that will vest on May 23, 2017.

12.	Vested on June 15, 2015.

13.	Represents a one-time inducement award of service-vesting RSUs that will vest on the third anniversary of the grant date.

14.	Represents a one-time inducement award of service-vesting RSUs. Half will vest on May 15, 2016 and the remaining half will vest on May 15, 2017.

15.	Represents a one-time inducement award of service-vesting RSUs that will vest in equal tranches on the first three anniversaries of the grant date.

16.	Represents Career Shares that will begin to vest on January 28, 2022. 80% of the Career Shares will vest on that date, 10% will vest on May 13, 2022 and the remaining 10% will vest on May 13, 2023.

17.	Half will vest on September 16, 2015 and the remaining half on September 16, 2016.

18.	Half vested on June 17, 2015 and the remaining half will vest on June 17, 2016.

19.	Will vest on June 17, 2016.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	61

Option Exercises and Stock Vested

The following table provides information on stock options held by the NEOs that were exercised and RSUs held by the NEOs that vested during the Fiscal Year ended April 3, 2015.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise[1] (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[2] (#) (d)	Value Realized on Vesting ($) (e)
J. Michael Lawrie	–	–	122,618	7,705,960
Paul N. Saleh	–	–	24,020	1,467,622
Romil Bahl	–	–	–	–
Ashish Mahadwar	–	–	–	–
James R. Smith	–	–	3,584	218,982
Gary M. Budzinski	–	–	21,841	1,334,485
____________________

1.	None of the NEOs exercised any options during Fiscal 2015.

2.	Reflects the gross number of underlying shares for restricted stock units on the vest date. For Mr. Lawrie, these shares represent the partial vesting of his Fiscal 2013 and Fiscal 2014 PSUs and Time-Vesting Inducement RSUs. For Messrs. Saleh and Budzinski, these shares represent the partial vesting of their Fiscal 2013 and Fiscal 2014 PSUs. For Mr. Smith, these shares represent the partial vesting of his Fiscal 2014 PSUs. Messrs. Bahl and Mahadwar did not vest in any restricted stock units during Fiscal 2015. The total number of shares acquired and the value realized net of shares withheld for tax payment to each of the NEOs are as follows:

Name	# of Shares Issued on Vesting	Value Realized on Vesting ($)
J. Michael Lawrie	68,687	4,322,312
Paul N. Saleh	14,951	913,506
Romil Bahl	–	–
Ashish Mahadwar	–	–
James Smith	2,410	147,251
Gary M. Budzinski	14,027	857,050

62	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Pension Benefits

None of the NEOs participated in the Company’s tax-qualified pension plan during Fiscal 2015.

Fiscal Year 2015 Nonqualified Deferred Compensation

The Deferred Compensation Plan is an unfunded, nonqualified plan that permits participants to defer U.S. federal and most state income tax on up to 100% of their annual cash incentive award, up to 80% of their annual base salary, and up to 100% of amounts payable in cash to non-employee directors for board services.

Each participant is required to select from among four notional investment options, and deferred amounts are credited with earnings (or losses) based on the participant’s investment choices. The notional investment options mirror actual investment options offered under the Company’s broad-based 401(k) defined contribution plan. The annual returns of the notional investment options for the twelve-month period ending March 31, 2015 were as follows: SSgA Money Market Fund, 0.07%; BlackRock Core Bond, 5.89%; Mellon S&P 500 Index Fund, 12.73%; and SSgA Target Retirement Income, 3.50%.

Participants elect when they wish to receive distributions of their Deferred Compensation Plan account balances upon termination of employment, death, disability, change in control or a date certain. There is a potential six-month delay in payments under the Deferred Compensation Plan to certain specified employees (as determined under Section 409A of the Internal Revenue Code) for amounts deferred on or after January 1, 2005 (as determined under Section 409A). The Deferred Compensation Plan provides for the crediting of earnings during any such payment delay period.

The following table summarizes, for each NEO, the contributions and earnings under the Deferred Compensation Plan in Fiscal Year 2015 and the aggregate account balance as of April 3, 2015. Messrs. Lawrie and Budzinski are the only NEOs who participated in the Deferred Compensation Plan during Fiscal 2015.

Name (a)	Executive Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($) (c)	Aggregate Withdrawals/ Distribution ($) (d)	Aggregate Balance at Last FYE ($) (e)
J. Michael Lawrie	2,182,500	325,246	–	5,836,210
Paul N. Saleh	–	–	–	–
Romil Bahl	–	–	–	–
Ashish Mahadwar	–	–	–	–
James R. Smith	–	–	–	–
Gary M. Budzinski	–	72	–	101,039

The Executive Contributions set forth on Column (b) of this table are reported as compensation in the applicable column of the Summary Compensation Table (i.e., FY2015 Salary and/or FY2014 Non-Equity Incentive Plan Compensation). Earnings are not reported in the Summary Compensation Table. There were no Company contributions to the Deferred Compensation Plan on behalf of any NEOs for Fiscal 2015.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	63

Potential Payments Upon Change in Control and Termination of Employment

We offer certain post-employment benefits to a select group of executive officers, including our NEOs. With the exception of the CEO, these post-employment benefits are limited to the payments and benefits provided under the Severance Plan and the Severance Policy. Mr. Lawrie does not participate in the Severance Plan or the Severance Policy; however, he is entitled to certain post-employment benefits under his employment agreement. The post-employment benefits for our NEOs are described below.

Change in Control Termination Benefits

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under plans and arrangements existing as of April 3, 2015 (the final day of Fiscal Year 2015), if a change in control had occurred on that date and, in circumstances explained below, the executive’s employment had terminated. These amounts are reported based upon the executive’s compensation and service levels as of such date and, if applicable, and in accordance with SEC regulations, based on the Company’s closing stock price of $65.38 on April 2, 2015, the last trading day before our Fiscal 2015 year end. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad-based 401(k) plan.

The actual amounts that would be paid upon a NEO’s termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

●	Cash Severance Benefit: Under the Severance Plan and Mr. Lawrie’s employment agreement, upon an involuntary termination or a voluntary termination for good reason following a change in control (and, in the case of executives other than Mr. Lawrie, within a specified number of years following a change in control), executives are paid a multiple of base salary plus average annual earned/paid EICP during the three fiscal years prior to which employment termination had occurred;
●	Pro-Rata Bonus: Mr. Lawrie’s employment agreement provides that, in the event of an involuntary termination or termination for good reason following a change in control, Mr. Lawrie also will receive a pro-rata annual bonus (EICP) for the year in which the termination occurs based on his target bonus for the fiscal year in which the termination occurs;
●	Benefits Continuation: The Severance Plan and Mr. Lawrie’s employment agreement provide that upon an involuntary termination for good reason following a change in control (and, in the case of executives other than Mr. Lawrie, within a specified number of years following a change in control), executives also receive the continuation of certain health and welfare benefits for a specified period following the termination of employment;
●	Equity Awards: The amounts reported in the table below are the intrinsic value of stock options and RSU awards (including Performance Share Units and Career Shares) that vest upon a change in control regardless of whether the executive officer’s employment terminates; and

64	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

●	Reduction to Avoid Excise Tax: None of the NEOs is entitled to an excise tax gross up. To the extent that any payments or benefits provided to Severance Plan participants or to Mr. Lawrie (under his employment agreement) constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, these payments will be reduced to the maximum amount that the executive may receive without becoming subject to the excise tax imposed under Section 4999 of the Code if it is determined that the executive would retain more, on an after-tax basis, having such payments so reduced.

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

			Early Vesting of:
Name	Cash Severance Benefit[1] ($)	Misc. Benefits Continuation ($)	Stock Options[2] ($)	Time Vesting RSUs[2] ($)	PSUs[2] ($)	Total Payments ($)	Excise Tax Paid By NEO[3] ($)	Net Payments[3] ($)
J. Michael Lawrie	9,559,500	38,388	4,406,415	5,648,374	19,553,066	39,205,743	6,467,415	32,738,328
Paul N. Saleh	2,931,712	35,222	3,296,168	3,148,701	5,514,541	14,926,344	2,560,497	12,365,847
Romil Bahl	2,576,000	42,866	129,248	3,269,000	929,507	6,946,621	1,267,946	5,678,675
Ashish Mahadwar	2,576,000	46,123	158,148	2,615,200	738,794	6,134,265	1,084,305	5,049,960
James R. Smith	1,958,400	36,549	509,578	790,248	1,951,266	5,246,041	917,830	4,328,211
Gary M. Budzinski*	–	–	–	–	–	–	–	–
Totals	19,601,612	199,148	8,499,557	15,471,523	28,687,174	72,459,014	12,297,993	60,161,021
____________________

*	Mr. Budzinski was not eligible for any benefits under the Severance Plan due to his termination of employment effective March 10, 2015.

1.	Cash severance was calculated by adding Fiscal 2015 base salary, prior three-year average EICP payout (i.e., for Fiscal Years 2012-2014 performance), and for purposes of calculating Mr. Lawrie’s pro-rata EICP, Target Fiscal 2015 EICP. For Messrs. Bahl and Mahadwar, in lieu of prior three-year average EICP, cash severance was calculated using Target Fiscal 2015 EICP.

2.	The intrinsic value of RSUs and PSUs, per share, is equal to the closing market price of CSC common stock on April 2, 2015 ($65.38), the final trading day of Fiscal Year 2015. The intrinsic value of a stock option, per share, is equal to the excess of (a) the closing market price of CSC common stock on April 2, 2015, over (b) the option’s exercise price per share. All outstanding PSUs were assumed to vest at target upon a change in control. All outstanding service-vesting RSUs and unvested stock options were assumed to vest upon a change in control.

3.	Reducing the full payment to each NEO such that the executive would not be subject to the excise tax imposed under Section 4999 of the Code would result in a smaller overall payment than if the executive was subject to the excise tax on the full payment. Therefore, the full payment, net of excise taxes, is shown above in the “Net Payments” column.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	65

Severance Plan for Senior Management and Key Employees. Each of the NEOs other than Mr. Lawrie participates in the Severance Plan, which provides certain benefits to participants in the event of a Change of Control (as defined below) of the Company. If there were a Change of Control and any of them either:

●	had a voluntary termination of employment for Good Reason (as defined below) within two years afterward, or
●	had an involuntary termination of employment, other than for death, disability or Cause (as defined below), within three years afterward,

then he would receive a one-time payment and certain health and welfare benefits during a specified period after termination. The amount of the one-time payment is equal to two times the sum of the participant’s then-current annual base salary plus the average of the three most recent annual EICP awards paid or determined. The number of years after termination of employment during which a participant would receive health and welfare benefits is equal to the same applicable multiple.

There is a potential six-month delay in payments and benefits provided under the Severance Plan to certain specified employees (as determined under Section 409A). The Severance Plan provides for the crediting of earnings during any such payment or benefits delay period.

For purposes of the Severance Plan, the following definitions apply:

●	“Change of Control” means the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Internal Revenue Code.
●	A participant’s termination of employment with the Company is deemed for “Good Reason” if it occurs within six months of any of the following without the participant’s express written consent:

1.	A substantial change in the nature, or diminution in the status, of the participant’s duties or position from those in effect immediately prior to the Change of Control;

2.

A reduction by the Company in the participant’s annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control;

3.

A reduction by the Company in the overall value of benefits provided to the participant, as in effect on the date of a Change of Control or as in effect thereafter if such benefits have been increased and the increase was approved prior to the Change of Control;

4.

A failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change of Control, or a reduction in the participant’s participation in any such plan, unless the participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

5.

A failure to provide the participant the same number of paid vacation days per year available to him or her prior to the Change of Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the participant immediately prior to the Change of Control;

6.	Relocation of the participant’s principal place of employment to any place more than 35 miles from the participant’s previous principal place of employment;

66	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

7.	Any material breach by CSC of any provision of the Severance Plan or of any agreement entered into pursuant to the Severance Plan or any stock option or restricted stock agreement;

8.	Conduct by the Company, against the participant’s volition, that would cause the participant to commit fraudulent acts or would expose the participant to criminal liability; or

9.	Any failure by the Company to obtain the assumption of the Severance Plan or any agreement entered into pursuant to the Severance Plan by any successor or assign of CSC;

provided that for purposes of bullets 2 through 5 above, “Good Reason” will not exist (i) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change of Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change of Control, or (ii) if the reduction in aggregate value is due to reduced performance by the Company, the operating unit of the Company for which the participant is responsible, or the participant, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change of Control.

●	“Cause” means:

○	fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;
○	conviction of a felony involving a crime of moral turpitude;
○	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or
○	substantial and willful failure to render services in accordance with the terms of the Severance Plan (other than as a result of illness, accident or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to the participant in writing by or on behalf of CSC’s Board of Directors at least 60 days prior to termination identifying the manner in which the Board believes that the participant has failed to perform and (ii) the participant has thereafter failed to remedy such failure to perform.

Vesting of Equity Awards Upon Change in Control. Stock options and RSUs, including Performance Share Units and Career Shares, provide for accelerated vesting upon a Change in Control, defined as a change in ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined in Section 409A of the Internal Revenue Code. Performance Share Units vest at target upon a Change in Control occurring on or before the end of the final fiscal year in the performance period.

Termination Benefits Unrelated to Change in Control

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs (other than Mr. Budzinski) under plans and arrangements existing as of April 3, 2015, if their employment had been terminated on that date in the circumstances explained below. These amounts are reported based upon each such executive’s compensation and service levels as of such date and, if applicable, in accordance with SEC regulations, based on the Company’s closing stock price of $65.38 on April 2, 2015, the final trading day during Fiscal 2015. For Mr. Budzinski, these amounts reflect the actual amounts payable to Mr. Budzinski in connection with his termination of employment effective March 10, 2015. These benefits are

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	67

in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under the Company’s broad-based 401(k) plan.

The actual amounts that would be paid upon an NEO’s termination of employment absent a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age and service.

The benefits payable as a result of a termination of employment as reported in the columns of this table are as follows:

●	Cash Severance Benefit: Under the Severance Policy and Mr. Lawrie’s employment agreement, upon an involuntary termination without cause (or, in Mr. Lawrie’s case, a voluntary termination for good reason), executives are paid a multiple of base salary (plus, in Mr. Lawrie’s case, his target annual bonus under the EICP);
●	Pro-Rata Bonus: The Severance Policy and Mr. Lawrie’s employment agreement provide that, in the event of an involuntary termination without cause (or, in Mr. Lawrie’s case, termination for good reason), executives also will receive a pro-rata annual bonus (EICP) for the year in which the termination occurs based on actual performance;
●	Benefits Continuation: The Severance Policy and Mr. Lawrie’s employment agreement provide that upon an involuntary termination without cause, executives also receive the continuation of certain health and welfare benefits for a specified period following the termination of employment; and
●	Equity Awards: The amounts reported in the table below are the intrinsic value of inducement service-vesting RSU awards and Mr. Lawrie’s July 2014 Performance Share Unit award that would vest upon a termination of the executive officer’s employment without cause (or, in Mr. Lawrie’s case, for good reason).

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

68	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Name	Cash Severance Benefit ($)[1]	Benefits Continuation ($)[2]	RSUs ($)[3]	Aggregate Payments ($)
J. Michael Lawrie	8,125,000	28,791	5,908,260	14,062,051
Paul N. Saleh	1,400,000	17,611	2,288,300	3,705,911
Romil Bahl	846,360	21,433	1,634,500	2,502,293
Ashish Mahadwar	896,160	23,062	1,765,260	2,684,482
James Smith	867,750	18,274	–	886,024
Gary M. Budzinski	325,000	20,000	–	345,000
Totals	12,460,270	129,171	11,596,320	24,185,761
____________________

1.	Mr. Lawrie is entitled to two times base salary plus target bonus, plus a pro-rata bonus (EICP) for the year of employment termination. Every other NEO (other than Mr. Budzinski) is entitled to 12 months of base salary continuation plus a pro-rata bonus (EICP) for the year of employment termination. For purposes of this disclosure, actual Fiscal 2015 EICP is used as the pro-rata bonus described above. In connection with his termination of employment on March 10, 2015, Mr. Budzinski became entitled to an aggregate cash severance benefit, payable in six monthly installments, of $325,000.

2.	Mr. Lawrie is entitled to 18 months of Company-subsidized COBRA continuation coverage, while the other NEOs are entitled to 12 months of Company-subsidized COBRA continuation coverage.

3.	The intrinsic value of each inducement service-vesting RSU and each of Mr. Lawrie’s July 2014 PSUs is equal to the closing CSC stock price on April 2, 2015 ($65.38), the last trading day prior to CSC’s fiscal year end date. For Mr. Lawrie, this amount consists of 50,000 inducement service-vesting RSUs and 40,368 July 2014 PSUs that had not vested as of April 3, 2015. For Mr. Saleh, the amount consists of 35,000 inducement service-vesting RSUs. For Mr. Bahl, this amount consists of 25,000 inducement service-vesting RSUs. For Mr. Mahadwar, this amounts consists of 27,000 inducement service-vesting RSUs.

Executive Officer Severance Policy. The Company also maintains the Severance Policy to provide severance benefits to certain executives whose employment with the Company is terminated in situations not involving a change in control. The Severance Policy covers only those executive officers reporting directly to the CEO who are subject to Section 16 of the 1934 Act, and provides for benefits similar to those offered under the Severance Plan.

Upon termination of employment by the Company without cause (as defined in the Severance Policy), each covered executive may receive, in the discretion of the Company and the Committee, up to 12 months of base salary continuation, paid in installments, and 12 months of Company-provided healthcare coverage continuation. Terminated executives also are eligible to receive a pro-rata portion of the EICP award earned for the year of employment termination, subject to approval by the Committee.

Vesting of Equity Awards Upon Terminations of Employment. All annual equity awards provide for accelerated vesting (unless the Compensation Committee determines otherwise) upon retirement, other than for Cause (as defined below), at age 62 or older with at least ten years of service (and, in the case of performance share units, provided the executive’s retirement date is more than one year after the grant date). None of the NEOs was eligible to retire under this definition as of April 3, 2015, the last day of our 2015 Fiscal Year, or in Mr. Budzinski’s case as of the date of his termination on March 10, 2015. In addition, all annual equity awards, along with Career Shares and service-based inducement awards, provide for accelerated vesting upon an executive’s termination of employment due to death or permanent disability, with vesting of annual-cycle Performance Share Units occurring with respect to only a pro-rata fraction of the target amount (based

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	69

on the executive’s service during the applicable performance period) as opposed to the full target amount. If the NEOs (other than Mr. Budzinski) had terminated employment due to death or permanent disability on April 3, 2015, they would have each received the amounts shown next to their names for early vesting of stock options, service-vesting RSUs and PSUs on the Change in Control Termination Benefits table above, except that amounts for annual-cycle PSU grants would be pro-rated.

Stock options granted prior to May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (a) the option expiration date or (b) the fifth anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). Stock options granted since May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (a) the option expiration date or (b) the third anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). “Cause” means:

○	fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

○	conviction of a felony involving a crime of moral turpitude;

○	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

○	substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to the employee in writing by the employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the employee has failed to perform and (ii) the employee has thereafter failed to remedy such failure to perform.

Annual stock option awards granted to Mr. Lawrie contain special exercise provisions and the onetime inducement equity award he received in Fiscal 2014 contains additional vesting provisions. These special provisions are described below in connection with his employment agreement.

The one-time inducement equity awards granted to Messrs. Saleh, Bahl and Mahadwar also contain modified vesting provisions. In addition to vesting upon death or disability, these awards vest in whole or in part upon the executive’s termination of employment without cause. Mr. Saleh’s inducement equity award of 35,000 RSUs will vest if the Company terminates his employment without cause. The vesting of Mr. Bahl’s and Mr. Mahadwar’s RSUs is discussed in footnote 3 to the Grants of Plan-Based Awards table, above.

There are provisions in the award agreements for all stock options and RSUs (including Performance Share Units and Career Shares) which require the holder of such securities to deliver to the Company an amount in cash equal to the intrinsic value of the securities on the date (the “Realization Date”) they had vested (in the case of RSUs or restricted stock) or were exercised (in the case of stock options) if the holder:

●	competes with the Company after voluntary termination of employment and prior to six months after the Realization Date, or

●	solicits the Company’s customers or solicits for hire or hires the Company’s employees, or discloses the Company’s confidential information, after voluntary or involuntary termination of employment and prior to one year after a Realization Date.

These forfeiture provisions do not apply if there has been a Change in Control within three years prior to the employment termination date. In addition, the Company has entered into Non-Competition Agreements with all members of senior management.

70	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

Employment Agreement with Mr. Lawrie. The Company and Mr. Lawrie entered into an employment agreement that is described above under “Mr. Lawrie’s Employment Agreement”. In the event that Mr. Lawrie is terminated by the Company without “cause” or if he resigns from the Company for “good reason” (as each such term is defined in the employment agreement and collectively referred to as a “Qualifying Termination”), he will receive the following payments under the terms of the agreement:

●	a pro-rata annual bonus (EICP) for the year in which the termination occurs, based on the Company’s actual performance for the entire fiscal year, payable at the time annual bonuses are generally paid (the “Pro-Rata Bonus”);

●	a severance payment equal to two times the sum of Mr. Lawrie’s (A) base salary and (B) target annual bonus (EICP), payable in twenty-four equal monthly installments following Mr. Lawrie’s termination;

●	COBRA premiums for a period of eighteen months following termination.

In the event of a Qualifying Termination prior to April 1, 2017, any then-vested stock options will remain exercisable for the lesser of two years following the date of termination or the expiration of their original terms. The employment agreement also provides that upon the termination of Mr. Lawrie’s employment due to death or disability, he will be eligible to receive a Pro-Rata Bonus, which would have equaled the same amount as his actual Fiscal 2015 EICP payment as shown on the Summary Compensation Table had Mr. Lawrie terminated employment due to death or disability on April 3, 2015.

Special vesting provisions apply to the one-time service-vesting inducement equity award granted to Mr. Lawrie in Fiscal 2013. This award consists of 200,000 RSUs (50,000 of which remained outstanding as of April 3, 2015). In the event of a Qualifying Termination before the last day of Fiscal 2016, all 50,000 of the remaining unvested RSUs will immediately vest.

The severance benefits described above are subject to Mr. Lawrie’s continued compliance with certain restrictive covenants as set forth in the employment agreement and the non-competition agreement described above and, in the event of a Qualifying Termination that is not in connection with a Change in Control, the execution and non-revocation of a release of claims against the Company and certain related parties.

There will be a six-month delay in payments and benefits provided under the employment agreement following certain terminations of Mr. Lawrie’s employment if such payments and benefits are determined to be subject to the provisions of Section 409A of the Internal Revenue Code at the time of termination. The employment agreement provides for the crediting of earnings during any such payment or benefits delay period.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	71

PROPOSAL 2 - ADVISORY VOTE APPROVING
EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We urge the stockholders to read the CD&A appearing elsewhere in this proxy statement, as well as the 2015 Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation policies and practices and our named executive officers’ compensation. As disclosed in the CD&A, the Company’s compensation programs focus on aligning pay to performance.

We believe that the information provided in this proxy statement demonstrates that our compensation policies and practices are aligned with our stockholders’ interests and reward our named executive officers for performance. We are therefore asking our stockholders to approve the following advisory resolution at the 2015 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Computer Sciences Corporation approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Computer Sciences Corporation 2015 definitive proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying footnotes and narratives.

The vote on the compensation of our named executive officers as disclosed in this proxy statement is advisory, and therefore not binding on the company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2016 Annual Meeting of Stockholders. The affirmative vote of a majority of votes cast is required to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

72	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

PROPOSAL 3 - RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2016. Deloitte & Touche, or one of its predecessor firms, have been retained as the Company’s independent registered public accounting firm continuously since 1962.

The Audit Committee is responsible for approving the audit fee of the independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chair will continue to be directly involved in the selection of the new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

The Audit Committee has recommended that the stockholders ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2016.

We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting. He will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Fees

The following table summarizes the aggregate fees billed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which include Deloitte Consulting, for services provided during the last two fiscal years:

	FY2015	FY2014
Audit Services[1]	$14,531,000	$16,028,000
Audit-Related Services[2]	3,535,000	677,000
Tax Services[3]	1,076,000	1,768,000
Other Services[4]	–	84,000
	$19,142,000	$18,577,000

____________________

1.	Includes fees associated with the audit of our consolidated annual financial statements, review of our consolidated interim financial statements, statutory audits of international subsidiaries and the audit of our internal control over financial reporting.

2.	Consists primarily of fees for third party data center reviews, accounting research, employee benefit plan audits and a carve-out audit for a divestiture.

3.	Consists of fees for tax compliance and consultation, and expatriate tax services.

4.	Consists primarily of technical training services.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	73

Pre-Approval Policy

The Audit Committee pre-approves all audit, audit-related and tax and all other services to be provided by the independent auditors. The Committee has delegated to its Chairman the authority to pre-approve services to be provided by the independent auditors. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

Vote Required

A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte &
Touche LLP as independent auditors for Fiscal Year 2016.

74	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires CSC directors and executive officers, and persons who own more than 10% of the CSC stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CSC stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of information furnished to us, reports filed through us and representations that no other reports were required, all of our executive officers, directors and greater than 10% beneficial owners filed the reports required under Section 16(a) on a timely basis, except that Messrs. Prior and Zolet each reported one transaction late.

Business for 2016 Annual Meeting

Stockholder Proposals. For a stockholder proposal to be considered for inclusion in CSC’s proxy statement for the 2016 Annual Meeting of Stockholders, the written proposal must be received by CSC’s Corporate Secretary at our principal executive offices not later than February 26, 2016. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then the deadline for inclusion of a stockholder proposal in CSC’s proxy statement is instead a reasonable time before CSC begins to print and mail its proxy materials. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
CSC
3170 Fairview Park Drive
Falls Church, Virginia 22042
Facsimile: (703) 849-1004

Stockholders seeking to nominate directors at the 2016 Annual Meeting or who wish to bring a proposal before the meeting that is not intended to be included in CSC’s proxy statement for the 2015 Annual Meeting must comply with the advance notice deadlines contained in CSC’s Bylaws. The Bylaws provide that any such notice must be given not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary date of the preceding year’s annual meeting. In addition, the Bylaws specify that in the event that the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the upcoming annual meeting and not later than the close of business on the later of (x) the 90th day prior to the upcoming annual meeting and (y) the 10th day following the date on which public announcement of the date of such upcoming meeting is first made. The term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by CSC with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the securities of CSC are listed. For the 2016 Annual Meeting of Stockholders, a stockholder’s notice, to be timely, must be delivered to, or mailed and received at our principal executive offices:

●	not earlier than the close of business on April 15, 2016; and

●	not later than the close of business on May 16, 2016.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	75

Householding; Availability of 2015 Annual Report and Proxy Statement

The SEC permits the Company to deliver a single proxy statement and annual report to an address shared by two or more stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for the Company. In order to take advantage of this opportunity, the Company, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

If you would like an additional copy of the 2015 Annual Report or this proxy statement, these documents are available on the Company’s Website, www.csc.com, under “Investor Relations/SEC Filings.” They are also available without charge to any stockholder, upon request, by calling 800.542.3070 or writing to:

Investor Relations
CSC
3170 Fairview Park Drive
Falls Church, VA 22042

If you share the same address with other CSC stockholders and would like to start or stop householding for your account, you can call 800.542.1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s).

If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

76	COMPUTER SCIENCES CORPORATION	2015 Proxy Statement

APPENDIX A - INDEPENDENCE STANDARDS

A director is “independent” if the Board of Directors has determined that he or she has no material relationship with Computer Sciences Corporation or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not “independent” if:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

2.	The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard;

3.	(a) The director, or an immediate family member of the director, is a current partner of the Company’s internal or external auditor; (b) the director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee; or

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

COMPUTER SCIENCES CORPORATION	2015 Proxy Statement	A-1

Regional CSC Headquarters

The Americas
3170 Fairview Park Drive
Falls Church, Virginia 22042
United States
+1.703.876.1000

Asia, Middle East, Africa
Level 9, UE BizHub East
6 Changi Business Park Avenue 1
Singapore 468017
Republic of Singapore
+65.6809.9000

Australia
26 Talavera Road
Macquarie Park, NSW 2113
Australia
+61(2)9034.3000

Central and Eastern Europe
Abraham-Lincoln-Park 1
65189 Wiesbaden
Germany
+49.611.1420

Nordic and Baltic Region
Retortvej 8
DK-2500 Valby
Denmark
+45.36.14.4000

South and West Europe
Immeuble Balzac
10 place des Vosges
92072 Paris la Défense Cedex
France
+33.1.55.707070

UK, Ireland and Netherlands
Floor 4	About CSC
One Pancras Square	CSC is a global leader in next-generation IT services
London	and solutions. The company’s mission is to enable superior
N1C 4AG	returns on our clients’ technology investments through
United Kingdom	best-in-class industry solutions, domain expertise and
+44.020.3696.3000	global scale. For more information, visit us at www.csc.com.
© 2015 Computer Sciences Corporation. All rights reserved. Printed in USA MD_8150a-16 06-15

CSC INVESTOR RELATIONS
3170 FAIRVIEW PARK DRIVE
FALLS CHURCH, VIRGINIA 22042

VOTE BY INTERNET - www.proxyvote.com
Use the Internet up until 11:59 p.m. Eastern Daylight Time on August 13, 2015 to transmit your voting instructions and to enroll for electronic delivery of subsequent stockholder communications. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Computer Sciences Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1.800.690.6903
To transmit your voting instructions, use any touch-tone telephone up until 11:59 p.m. Eastern Daylight Time on August 13, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to Computer Sciences Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Note: Proxy voting instructions for shares held in the Company's Matched Asset Plan must be given by 11:59 p.m. Eastern Daylight Time on August 11, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M94318-P67959	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COMPUTER SCIENCES CORPORATION
The Board of Directors recommends a vote "FOR" each of the nominees in Proposal 1, "FOR" Proposal 2 and Proposal 3 Vote On Directors
1.	To elect ten nominees to the CSC Board of Directors		For	Against	Abstain
Nominees:
	1a.	David J. Barram	☐	☐	☐
	1b.	Erik Brynjolfsson	☐	☐	☐			For	Against	Abstain
	1c.	Rodney F. Chase	☐	☐	☐		1j. Sean O'Keefe	☐	☐	☐
	1d.	Bruce B. Churchill	☐	☐	☐	Vote On Proposals
	1e.	Mark Foster	☐	☐	☐	2.	Approval, by non-binding vote, of executive compensation	☐	☐	☐
	1f.	Nancy Killefer	☐	☐	☐	3.	Ratification of the appointment of independent auditors	☐	☐	☐
	1g.	Sachin Lawande	☐	☐	☐
	1h.	J. Michael Lawrie	☐	☐	☐
	1i.	Brian P. MacDonald	☐	☐	☐
To provide comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign, date and return this Proxy promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership, or as an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and elect to vote by ballot, such vote will supersede this Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE TO STOCKHOLDERS

VOTING PREVENTS ESCHEATMENT

Most states have escheatment laws which require CSC to transfer stockholder accounts when they meet that state's criteria for abandoned property. These laws require CSC to issue a replacement stock certificate to the applicable state and the certificate in the stockholder's possession is cancelled on the records of CSC's transfer agent. While the specified number of years varies by state, escheatment generally occurs if you have not voted during a three-year period and you have not contacted CSC's transfer agent during that time. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds of its sale.

Therefore, it is very important that you vote and that CSC has your current address. If you have moved, please provide your new address to CSC's transfer agent: Computershare Inc., P.O. Box 30170, College Station, TX 77842; telephone 800.676.0654; and Internet address: www-us.computershare.com/investor/contact. Please inform Computershare if there are multiple accounts or stock is held under more than one name.

For additional information, the CSC Shareholder Services and automated literature request line is available at telephone 800.542.3070.

Note: CSC employees are requested to notify the CSC Service Center (telephone 877.612.2211) of any address change or their local Human Resources representative if not supported by the CSC Service Center.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M94319-P67959

COMPUTER SCIENCES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, AUGUST 14, 2015

The undersigned hereby appoints J. MICHAEL LAWRIE, PAUL N. SALEH and WILLIAM L. DECKELMAN, JR., and each of them, with full power of substitution and discretion in each of them, as the proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Computer Sciences Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042, at 10:00 a.m., Eastern Daylight Time, on August 14, 2015, and at any adjournments or postponements thereof, and to consider and to vote on any other matter properly coming before the meeting.

If more than one of such proxies or substitutes shall be present and vote, a majority thereof shall have the powers hereby granted, and if only one of them shall be present and vote, he shall have the powers hereby granted.

This card also provides voting instructions for shares, if any, held in the Company's Matched Asset Plan.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR 1) THE ELECTION OF DIRECTORS, 2) APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION AND 3) RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. SHARES ALLOCATED TO THIS ACCOUNT AND HELD IN THE COMPANY'S MATCHED ASSET PLAN WILL BE VOTED BY THE BANK OF NEW YORK (THE TRUSTEE FOR THOSE SHARES). IF THE TRUSTEE DOES NOT RECEIVE VOTING INSTRUCTIONS FOR SHARES HELD IN THE MATCHED ASSET PLAN BY AUGUST 11, 2015, THOSE SHARES WILL BE VOTED IN THE SAME PROPORTION AS THE SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
PROXY
If you do not timely vote by Internet, telephone or mailing your completed proxy card, or by attending the meeting and voting by ballot, these shares cannot be voted except for non-voted shares allocated to this MAP account, which will be voted as set forth on the reverse side.